UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Humana Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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500 West Main Street

Louisville, Kentucky 40202

March 5, 2012

Dear Fellow Stockholders:

I would like to invite you to attend the Annual Meeting of Stockholders of Humana Inc., to be held on Thursday, April 26, 2012, at 9:00 a.m., EDT, at the Company’s headquarters, located at 500 West Main Street, 25th Floor Auditorium, in Louisville, Kentucky. The meeting will also be webcast via the Internet at the Investor Relations section of the Company’s website, www.humana.com. This Proxy Statement contains information about our Company and the three proposals to be voted upon by stockholders at the meeting. Please give this information your careful attention.

This year, we will once again be taking advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders on the Internet. These materials will be available on the Internet on or about March 5, 2012. We continue to believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

I hope you can attend the meeting. However, even if you are unable to join us, I urge you to still exercise your right as a stockholder and vote by telephone, mail or by using the Internet. The vote of every stockholder is important.

This Proxy Statement is being mailed or transmitted on or about March 5, 2011 to our stockholders of record as of February 27, 2012.

Sincerely,

Michael B. McCallister Chairman of the Board and Chief Executive Officer, and Significant Stockholder

Notice of 2012 Annual Meeting of Stockholders

Time and Date:	9:00 a.m., EDT, on Thursday, April 26, 2012

Location:	Humana Building 25th Floor Auditorium 500 West Main Street Louisville, Kentucky 40202

Agenda:

1.        Elect the ten (10) director nominees named in the proxy statement.

2.        Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012.

3.        Non-binding advisory vote to approve the compensation of the Company’s Named Executive Officers.

4.        Consider any other business properly brought before the meeting.

Record Date:	February 27, 2012. Humana stockholders of record at the close of business on that date will be entitled to vote.

Proxy Voting:

Your vote is important so that as many Shares as possible will be represented. Please vote by one of the following methods:

•    BY INTERNET

•    BY TELEPHONE

•    BY RETURNING YOUR PROXY CARD (if you elected to receive printed materials)

See instructions on your proxy card or at the voting site.

By Order of the Board of Directors,

Joan O. Lenahan

Vice President and Corporate Secretary

March 5, 2012

FREQUENTLY ASKED QUESTIONS

Why am I receiving this Proxy Statement?

You are receiving a proxy statement because you owned shares of Humana common stock as of Monday, February 27, 2012, the record date, and that entitles you to vote at the Annual Meeting. Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies on behalf of the Company for use at our 2012 Annual Meeting of Stockholders. Your proxy will authorize specified people (proxies) to vote on your behalf at the Annual Meeting. By use of a proxy, you can vote, whether or not you attend the meeting.

This proxy statement describes the matters on which the Company would like you to vote, provides information on those matters, and provides information about the Company that we must disclose when we solicit your proxy.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. We believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our stockholders and beneficial owners as of the Record Date. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by calling Broadridge Financial Solutions, Inc., or Broadridge, at 1-800-579-1639.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

—	View our proxy materials for the Annual Meeting on the Internet; and

—	Instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

When and where is the Annual Meeting?

The Annual Meeting will be held on Thursday, April 26, 2012 at 9:00 a.m., EDT, at The Humana Building, 25th Floor Auditorium, 500 West Main Street, Louisville, Kentucky 40202.

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Who is entitled to vote?

Anyone who owns Humana Inc. common stock, which we refer to as Shares, as of the close of business on February 27, 2012, which we refer to as the Record Date, is entitled to vote at the Annual Meeting or at any later meeting should the scheduled Annual Meeting be adjourned or postponed for any reason.

How many Shares are eligible to vote?

As of the Record Date, February 27, 2012, 163,912,075 Shares were outstanding and entitled to vote. Each Share is entitled to one vote on each of the matters to be considered at the Annual Meeting.

What will I be voting on?

—	Election of the ten (10) director nominees named in this proxy statement to serve on the Board of Directors of the Company;

—	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012; and

—	A non-binding, advisory vote to approve the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if other matters are presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

How does the Board recommend I vote on each proposal?

The Board recommends that you vote your Shares as follows:

—	FOR the election of each of the ten (10) director nominees named in this proxy statement;

—	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012; and

—	FOR the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

All Shares that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxies.

How will my Shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your Shares to be voted, our representatives will vote your Shares as follows:

—	FOR the election of each of the ten (10) director nominees named in this proxy statement;

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—	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012; and

—	FOR the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

What if my Shares are not registered in my name?

If you own your Shares in “street name,” meaning that your bank, broker or other nominee is actually the record owner, you should receive the Notice from your bank, broker or other nominee. In addition, stockholders may request, by calling Broadridge at 1-800-579-1639, to receive proxy materials in printed form, by mail or electronically by e-mail on an ongoing basis. When you own your Shares in street name, you are deemed a beneficial owner or holder for voting purposes.

If you hold Shares through an account with a bank, broker or other nominee and you do not provide voting instructions on your instructions form, your Shares may not be voted by the nominee with respect to certain proposals, including:

—	the election of directors; or

—	the approval of the compensation of the Company’s Named Executive Officers.

Banks, brokers and other nominees have the authority under the regulations of the New York Stock Exchange, or the NYSE, to vote shares for which their customers do not provide voting instructions only on certain “routine” matters, including the ratification of the appointment of the Company’s independent registered public accounting firm. However, the proposals listed above are not considered “routine” matters, and therefore your Shares will not be voted with respect to such proposals if you do not provide voting instructions on your instruction form.

What is a “broker non-vote”?

A broker “non-vote” occurs when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other items and submits votes for those matters. As discussed above, if you hold Shares through a bank, broker or other nominee and do not provide voting instructions to your bank, broker or other nominee, your Shares may not be voted with respect to certain proposals, such as the proposals listed above.

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How many votes are required to approve each proposal and what are the effects of abstentions, broker non-votes and unmarked proxy cards?

Proposal	Vote Required for Approval	Effect of Abstentions	Uninstructed Shares/Broker Non-Votes	Unmarked/Signed Proxy Cards
Election of Directors	The number of votes cast for a nominee exceeds the number of votes cast against that nominee.(1)	No effect	Not voted (2)	Voted “For”
Ratification of the appointment of the independent auditor	Majority of shares present and entitled to vote	Counted as “against”	Discretionary vote	Voted “For”
Approval of executive compensation	Majority of shares present and entitled to vote	Counted as “against”	Not voted (2)	Voted “For”

(1)	Under the Company’s Majority Vote Policy adopted in January 2007, following election to our Board of Directors, a director is required to submit his or her irrevocable resignation to our Board of Directors conditioned upon (1) the director not achieving the requisite stockholder vote at any future meeting at which they face re-election, and (2) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days after a director fails to achieve the requisite stockholder votes to determine whether or not to accept the director’s resignation and to report this information to our stockholders.
(2)	Pursuant to current NYSE regulations, brokers do not have discretionary voting power.

What is a “quorum”?

A “quorum” is a majority of the outstanding Shares. Shares may be voted at the Annual Meeting by a signed proxy card, by telephone instruction, or electronically on the Internet. There must be a quorum for the Annual Meeting to be held. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists.

How do I vote?

There are four ways that you can vote your Shares. Voting by any of these methods will supersede any prior vote you made regardless of how that vote was made. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1)	By Internet. The website for voting is http: //www.ProxyVote.com. In order to vote on the Internet, you need the control number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. The Internet voting system is available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on Wednesday, April 25, 2012. Once you are logged on the Internet voting system, you can record and confirm (or change) your voting instructions. If you use the Internet voting system, you do not need to return your proxy card.

2)

By telephone.    If you are a registered holder in the United States or Canada, you should call 1-800-690-6903. The telephone voting system is available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on Wednesday, April 25, 2012. In order to vote by telephone,

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you need the control number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. Once you are logged on the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.

3)	By mail. Mark your voting instructions, sign and date the proxy card and then return it in the postage-paid envelope provided. If you mail your proxy card, we must receive it before 10:00 a.m. Eastern Time on Thursday, April 26, 2012, the day of the Annual Meeting. If you are returning your proxy card to Broadridge, they must receive it before 10:00 a.m. Eastern Time on Wednesday, April 25, 2012, the day before the Annual Meeting.

4)	In person. Attend the Annual Meeting. Mark your voting instructions and deliver to the Inspectors of Election. However, you can vote by methods 1, 2 or 3 above prior to the meeting and still attend the Annual Meeting. In all cases, a vote at the Annual Meeting will revoke any prior votes. Please note that if your Shares are held through a bank, broker or other nominee, you will need to bring proof of ownership to the Annual Meeting in order to vote.

How do I vote the share equivalent units held in the Humana Common Stock Fund of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan?

If you have an interest in the Humana Common Stock Fund of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan on the Record Date, you may vote. Under the Humana Retirement Savings Plan and the Humana Puerto Rico Retirement Savings Plan, your voting rights are based on your interest — the amount of money you and the Company have invested — in your Humana Common Stock Fund.

You may exercise these voting rights in almost the same way that stockholders may vote their Shares, but you have an earlier deadline, and you should provide your voting instructions to Broadridge. Broadridge will aggregate the votes of all participants and provide voting information to the Trustee for the applicable plan. If your voting instructions are received by 11:59 p.m. Eastern Time on Thursday, April 19, 2012, the Trustee will submit a proxy that reflects your instructions. If you do not give voting instructions (or give them late), the Trustee will vote your interest in the Humana Common Stock Fund in the same proportion as the Shares attributed to the Humana Retirement Savings Plan, or the Humana Puerto Rico Retirement Savings Plan, as applicable, are actually voted by the other participants in the applicable plan.

You should provide your instructions to Broadridge by using the Internet, registered holder telephone number (1-800-690-6903) or mail methods described above. However, you cannot vote in person at the Annual Meeting. Your voting instructions will be kept confidential under the terms of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan, as applicable.

Who will count the votes?

Broadridge will tabulate the votes cast by proxy, whether by proxy card, Internet or telephone. Additionally, the Company’s Inspectors of Election will tabulate the votes cast at the Annual Meeting together with the votes cast by proxy.

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How do I revoke my proxy?

You have the right to revoke your proxy at any time before the meeting.

Your method of doing so will depend upon how you originally voted (a later vote will supersede any prior vote you made regardless of how that vote was made):

1)	By Internet — simply log in and resubmit your vote — Broadridge will only count the last instructions;

2)	By Telephone — simply sign in and resubmit your vote — Broadridge will only count the last instructions;

3)	By Mail — you must give written notice of revocation to Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or by fax at 1-515-254-7733, submit another properly signed proxy with a more recent date, or vote in person at the Annual Meeting. For written and fax notices, you must include the control number that is printed on the upper portion of the proxy card.

What is the due date for stockholder proposals, including stockholder nominees for director, for inclusion in the Company’s proxy materials for the 2013 Annual Meeting?

Stockholder proposals, including stockholder nominees for director, as permitted by SEC regulations for inclusion in our proxy materials relating to the 2013 Annual Meeting of Stockholders must be submitted to the Corporate Secretary in writing no later than November 12, 2012. Proposals should be submitted to Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 W. Main Street, 21st Floor, Louisville, Kentucky 40202.

May a stockholder present a proposal not included in our Proxy Statement at the April 26, 2012 Annual Meeting?

A stockholder can present a proposal at the Annual Meeting (a so-called “floor resolution”) only if certain notice requirements are met. The SEC does not directly regulate meeting conduct. State law imposes only limited requirements, so meetings are governed by procedures set forth in our Bylaws. Humana’s Bylaws require that a stockholder provide written notice of intent to bring a proposal no less than 60 days or more than 90 days prior to the scheduled date of the Annual Meeting of stockholders. If less than 70 days’ notice of the Annual Meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the Annual Meeting. A proposal must also meet other requirements as to form and content set forth in our Bylaws. Stockholder proposals should be sent to Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202. A copy of our Bylaws is available on our website. From the www.humana.com website, click on “Investor Relations,” and then click on “Corporate Governance” on the left side of the page, and then click on the link entitled, “Bylaws” on the right side of the page.

How will Humana solicit votes and who pays for the solicitation?

We have engaged D. F. King & Co., Inc. to assist in the distribution of proxy materials and solicitation of votes for approximately $11,000 plus expenses. We have also engaged Broadridge to assist in the distribution of proxy

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	6

materials and the accumulation of votes through the Internet, telephone and coordination of mail votes for approximately $180,000 plus expenses. We will reimburse stockbrokers, other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to our stockholders.

How can I obtain additional information about the Company?

Included with this Proxy Statement (either in printed form or on the Internet) is a copy of our Annual Report on Form 10-K for the year ended December 31, 2011, which also contains the information required in our Annual Report to Stockholders. Our Annual Report on Form 10-K and all our other filings with the SEC also may be accessed via the Investor Relations section on our website at www.humana.com. We encourage you to visit our website. From the www.humana.com website, click on “Investor Relations,” and then click on the report you wish to review under the “SEC Filings & Financial Reports” subcategory on the left side of the page.

Where can I find voting results for this Annual Meeting?

The voting results will be published in a current report on Form 8-K which will be filed with the SEC no later than four business days after the Annual Meeting. The voting results will also be published on our website at www.humana.com at the same time. From the www.humana.com website, click on “Investor Relations,” and then click on “Corporate Governance” on the left side of the page, and then click on the link entitled “Voting Results of Annual Stockholders Meeting” on the left side of the page.

What is “householding”?

“Householding” occurs when a single copy of our Annual Report, Proxy Statement or Notice is sent to any household at which two or more stockholders reside if they appear to be members of the same family. Although we do not “household” for registered stockholders, a number of brokerage firms have instituted householding for Shares held in street name. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive separate copies of our Annual Report, Proxy Statement or Notice in the future, please contact the bank, broker or other nominee through which you hold your Shares.

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CORPORATE GOVERNANCE

Humana is committed to having sound corporate governance principles and operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. Sound corporate governance is essential to running our business effectively and to maintaining our reputation of integrity in the marketplace. Our Board of Directors has adopted Corporate Governance Guidelines, which we refer to as the Guidelines, intended to comply with the requirements of Section 303A.09 of the NYSE Listed Company Manual. The Guidelines may be viewed on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance” on the left side of the page, and then click on the link entitled “Corporate Governance Guidelines” on the right side of the page.

Role of the Board and Board Leadership

Role of the Board

The business of the Company is managed under the direction of the Board, which is elected annually by the Company’s stockholders. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of Humana and its stockholders, engaging in active and independent oversight of the management of the Company’s business affairs and assets. In order to fulfill its responsibilities to the Company’s stockholders, the Board, both directly and through its committees, regularly engages with management, ensures management accountability and reviews the most critical issues that face the Company, such as approval of the Company’s strategy and mission, execution of the Company’s financial and strategic goals, oversight of risk management, succession planning, and determination of executive compensation.

Board Oversight of Risk

While management is responsible for designing and implementing the Company’s risk management process, controls and oversight, the Board, both as a whole and through its committees, has overall responsibility for oversight of the Company’s risk management. The Board implements this risk oversight function both as a whole and through various committees. The full Board regularly reviews risks that may be material to the Company, including those detailed in the Audit Committee’s reports and as disclosed in the Company’s quarterly and annual reports filed with the SEC.

Audit Committee.    Pursuant to its charter, and in compliance with applicable NYSE listed company rules, the Audit Committee is responsible for discussing the Company’s policies with respect to overall risk assessment and risk management, with primary responsibility for monitoring risks with respect to the Company’s accounting and financial reporting principles and policies and internal audit controls and procedures. To accomplish this, the Audit Committee regularly reviews with both internal Company personnel and independent auditors the risks that may be material to the Company, as well as major legislative and regulatory developments which could materially impact the Company’s risks. The members of the Audit Committee meet separately with representatives of our independent audit firm and members of management in charge of internal controls and procedures with respect to financial reporting. The Company has also instituted a management Enterprise Risk Management Committee to assess the risks of the Company and coordinate with and report to the Audit Committee.

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Organization & Compensation Committee.    The Board of Directors has delegated to the Organization & Compensation Committee the responsibility of assessing the risks associated with the Company’s compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies.

The goal of these processes is to achieve serious and thoughtful board-level attention to the Company’s risk management process and system, the nature of the material risks faced by the Company, and the adequacy of the Company’s risk management process and system designed to respond to and mitigate these risks.

Board Leadership

Leadership of the Board is essential to facilitate the Board acting effectively as a working group to the benefit of the Company and its performance. The Board believes that the advisability of having a separate or combined chairman and chief executive officer positions is dependent upon the strengths of the individual or individuals that hold these positions and the most effective means of leveraging these strengths, in light of the challenges and circumstances facing the Company, which may change over time. At this time, given the composition of the Company’s Board and the current challenges faced by the Company, the Board believes that the appropriate leadership structure for our Board is a combined Chairman and Chief Executive Officer, complemented by a strong independent Lead Director.

The role of the Chairman includes serving as Chair of regular sessions of the Board, running the Board process and ensuring effectiveness in all aspects of the Board’s role, and leading the Board in anticipating and responding to crises.

The role of Lead Director is held by an independent director selected by the Board, and includes responsibility for:

—

coordinating the activities of the independent directors and acting as the principal liaison to the Chairman and Chief Executive Officer (although all directors continue to have access to management) for the view of, and any concerns and issues raised by, the independent directors;

—	convening, setting the agenda for, and presiding over all non-management executive sessions held by the Board;

—	presiding at all meetings of the Board when the Chairman is not present;

—	approving Board meeting agendas as well as the quality, quantity and timeliness of information sent to the Board;

—	approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; and

—	leading the Board in its annual CEO evaluation (in conjunction with the recommendations of the Organization & Compensation Committee),

The Board believes that this separation of duties between a combined Chairman/Chief Executive Officer and independent Lead Director provides the right foundation to pursue the Company’s strategic and operational objectives, while maintaining effective oversight and objective evaluation of the Company’s performance.

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Qualifications and Process for Nominating Directors

Director Qualifications

The Guidelines contain Board membership criteria that apply to nominees recommended by the Nominating & Corporate Governance Committee for a position on the Board. The Board has determined that each member of the Board (except Mr. McCallister, who is an employee of the Company) is independent according to criteria established in the Guidelines by the Board, and in accordance with requirements of the NYSE and the SEC. The members of the Organization & Compensation Committee must also meet the independence criteria of the Internal Revenue Code. The Nominating & Corporate Governance Committee reviews with the Board the requisite skills and characteristics for Board members. This assessment includes the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account other Board members and the specific needs of the Company and the Board. Although the Board and the Nominating & Corporate Governance Committee do not have a policy with regard to the consideration of diversity in identifying director nominees, the director nomination process is designed to ensure that the Board includes members with diverse backgrounds, including race, ethnicity, gender, skills and experience, including appropriate financial and other expertise relevant to the Company’s business. The goal of this process is to assemble a group of board members with deep, varied experience, sound judgment, and commitment to the Company’s success. For a discussion of the individual experience and qualifications of our board members, please refer to the section entitled, “Proposal One: Election of Directors” in this proxy statement.

Identifying Nominees for Directors

The Board is responsible for selecting its own members and delegates the screening process for new directors to the Nominating & Corporate Governance Committee, with counsel from the Chairman and Chief Executive Officer, the Lead Director, and outside consultants as appropriate. The Committee utilizes a number of methods for identifying and evaluating nominees for Board membership. The Committee regularly assesses the appropriate size of the Board, and whether any vacancies are anticipated. The Committee considers potential candidates for director, which may come to the attention of the Committee through current Board members, professional search firms, stockholders, or other persons. The Nominating & Corporate Governance Committee selects candidates who possess a reputation and hold positions or affiliations befitting a director of a large publicly-held company, and are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. In addition, from time to time, we engage a third-party search firm to assist the Board of Directors and the Nominating & Corporate Governance Committee in identifying and recruiting candidates for Board membership.

Stockholder Nominees

The policy of the Nominating & Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying Nominees for Directors.” In the course of evaluating nominations for Board membership, the Nominating & Corporate Governance Committee will look for individuals who have displayed high ethical standards, integrity, and sound business judgment, taking into account the current make-up of the Board and the specific needs of the Company and the Board. Stockholder nominations for election to the Board of Directors are governed by specific provisions in our Bylaws, a copy of which is available on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” and then click on “Corporate Governance” on the left

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side of the page, and then click on the link entitled, “Bylaws” on the right side of the page. The Bylaws require that a stockholder provide written notice of intent to nominate a candidate for director no less than 60 days or more than 90 days prior to the scheduled date of the Annual Meeting of stockholders. If less than 70 days’ notice of the Annual Meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the Annual Meeting. Any stockholder nominations proposed for consideration by the Nominating & Corporate Governance Committee should include, among other information required by the Bylaws, the nominee’s name, qualifications for Board membership and compliance with our Director Resignation Policy discussed in this proxy statement and should be sent to: Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202.

Director Independence

The Guidelines contain independence standards to assist the Board in its determination of director independence. In addition, to qualify as independent under the Guidelines, the Board of Directors must affirmatively determine that a director has no material relationship with the Company, other than as a director.

Pursuant to the Guidelines, the Board undertakes an annual review of director independence. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including transactions or relationships which could have been reported under “Certain Transactions with Management and Others” in this Proxy Statement. As provided in the Guidelines, the purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that a director is independent.

In the course of this review for the current year, the Board specifically analyzed and discussed several matters:

(1)	a relationship between the Company and Pfizer Inc., or Pfizer, for which Frank A. D’Amelio, one of our current directors, serves as an executive officer;

(2)	a relationship between the Company and Endo Pharmaceuticals Inc., or Endo, for which Dr. David B. Nash, one of our current directors, serves as a director;

(3)	a relationship between the Company and Lexmark International, or Lexmark, for which W. Roy Dunbar, one of our current directors, serves as a director;

(4)	a relationship between the Company and JAPC, Inc., or JAPC, which is owned by the father of David A. Jones, Jr., one of our current directors;

(5)	a relationship between the Company and Chrysalis Ventures, LLC, or Chrysalis, for which David A. Jones, Jr., one of our current directors, serves as Chairman and Managing Director; and

(6)	a relationship between the Company and Main Street Realty, Inc., or Main Street Realty, which is owned by the father of David A. Jones, Jr., one of our current directors; and

(7)	business relationships between our subsidiary, Concentra Inc., and various companies for which our current directors serve as directors or executive officers.

Pfizer.  The relationship between the Company and Pfizer consists of a negotiated rebate based on the volume of prescriptions of Pfizer drugs obtained by Humana members, an amount that includes Humana claims paid and the co-payments paid by our members for Pfizer drugs. These rebate amounts are significant. However, these payments to Humana from Pfizer result from activity with many intermediaries over whom Humana exercises no control (i.e. the providers who prescribe these medications, the distributors who sell to the retailers, and the retailers from which our members get prescriptions). In 2011, the rebate amounted to approximately $132 million. We have also agreed to complete various research studies for Pfizer, for which we were paid an immaterial amount of fees by Pfizer in 2011.

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Endo.  The relationship between the Company and Endo consists of a negotiated rebate similar to the volume rebate described above. In 2011, the rebate amounted to approximately $9 million.

Lexmark.  In 2011, the Company made payments to Lexmark for printing and imaging services. These payments were at a rate at least as favorable to the Company as market rates, and were in amounts that were not material. In addition, the Company received health care premium payments from Lexmark in an immaterial amount, and the premiums charged and benefits provided under these arrangements are comparable to those extended to our non-affiliated customers.

JAPC, Inc.  In 2011, we provided hangar space, pilot services and maintenance for an airplane owned by JAPC, for which we were fully reimbursed by JAPC at a rate at least as favorable to the Company as market rates, which amounts were not material.

Chrysalis.  In 2011, we received health care premium payments from Chrysalis in the aggregate amount of approximately $150,000. The premiums charged and benefits provided under these arrangements are comparable to those extended to our other non-affiliated customers.

Main Street Realty.  In 2011, we received health care premium payments from Main Street Realty in the aggregate amount of approximately $271,000. The premiums charged and benefits provided under the arrangement are comparable to those extended to our other non-affiliated customers.

Concentra Relationships.  In 2011, our subsidiary, Concentra Inc., received payments from various companies for which our current directors serve as directors or executive officers. In each case, the amounts charged and the occupational medicine, urgent care, physical therapy, and health and wellness services provided under the arrangements are comparable to those extended to other non-affiliated customers.

At the conclusion of its review, the Board affirmatively determined that in each case the relationship between the Company and Pfizer, the Company and Endo, the Company and Lexmark, the Company and JAPC, the Company and Chrysalis, the Company and Main Street Realty, and the Company’s subsidiary Concentra Inc. and various director-related entities, was not material, was below the thresholds for independence prescribed by the NYSE, and did not impact the independence of any of our directors. Each director recused themselves from the independence assessment relative to himself or herself.

Consistent with these considerations, and based on its review of director independence in light of the standards contained in the Guidelines, the Board determined that each member of the Board of Directors (except Mr. McCallister, who is an employee of the Company) is independent.

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Committee Membership and Attendance

The Board of Directors has the following committees: Audit; Nominating & Corporate Governance; Organization & Compensation; Executive; and Investment. Only directors meeting SEC and NYSE director independence standards may serve on the Audit Committee, the Nominating & Corporate Governance Committee, and the Organization & Compensation Committee.

The number of Board committee meetings held in 2011 and membership as of March 1, 2012, were as follows:

	Audit	Organization & Compensation	Nominating & Corporate Governance	Executive	Investment
Number of Meetings in 2011	11	8	2	0	4
NAME
Frank A. D’Amelio	C				M
W. Roy Dunbar		M			C
Kurt J. Hilzinger				M
David A. Jones, Jr.			C	M
Michael B. McCallister				C
William J. McDonald		C			M
William E. Mitchell	M		M
David B. Nash, M.D.	M
James J. O’Brien	M				M
Marissa T. Peterson		M	M

C	= Chair
M	= Member

Each Board committee operates pursuant to a charter, which may be viewed on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance” on the left side of the page, and then you will see a link to the Committee Charters on the left side of the page.

Audit Committee

Committee Responsibilities

Pursuant to its charter, the Audit Committee:

—

assists the Board of Directors with the oversight of the integrity of our financial statements and disclosures and internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and the independent registered public accounting firm;

—

bears responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare the audit report or perform other audit, review or attest services;

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—

reviews with the independent registered public accounting firm, our Internal Audit Department, and our financial and accounting personnel, the effectiveness of our accounting and financial controls and, where appropriate, makes recommendations for the improvement of these internal control procedures;

—

reviews the scope, funding and results of our internal audit function including the independence and authority of our reporting obligations, the proposed audit plans for the year, and the coordination of these plans with the independent registered public accounting firm;

—

reviews the financial statements and other information contained in the annual report and other reports to stockholders with management and the independent registered public accounting firm to determine that the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements to be presented to the stockholders and reviews any changes in accounting principles;

—	confers independently with our internal auditors, internal compliance department, key members of management, and our independent registered public accounting firm;

—	determines and approves the appropriateness of the fees for audit and permissible non-audit services performed by the independent registered public accounting firm;

—	discusses with management our compliance with applicable legal requirements and with our internal policies regarding related party transactions and conflicts of interest;

—	discusses our policies with respect to risk assessment and risk management;

—

maintains free and open means of communication between the members of our Board of Directors, our independent registered public accounting firm, our internal audit department, our internal compliance department, and our financial management; and

—	annually evaluates its performance.

Corporate Governance Determinations

The Board of Directors has determined that each of the members of the Audit Committee at February 25, 2012 are independent according to SEC and NYSE requirements, and each are financially literate, as defined in the NYSE listing standards. The Board of Directors has determined further that Messrs. D’Amelio, O’Brien and Mitchell each meet the definition of “audit committee financial expert.”

The Report of the Audit Committee for the year ended December 31, 2011 is set forth in this Proxy Statement under the caption “Audit Committee Report.”

PricewaterhouseCoopers LLP, our independent registered public accounting firm, reports directly to the Audit Committee.

No member of the Board’s Audit Committee serves on the audit committees of more than three publicly traded companies.

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Organization & Compensation Committee

Committee Responsibilities

Pursuant to its charter, the Organization & Compensation Committee:

—

reviews and approves our goals and objectives relevant to the compensation of our Chief Executive Officer, or CEO, evaluates the CEO’s performance in light of those goals and objectives, and, either as a Committee or together with the other independent directors, determines and approves the CEO’s compensation level based on this evaluation;

—

makes recommendations to the Board with respect to the CEO’s and other executive officers’ base compensation, incentive-compensation plans and equity-based plans and approves programs for our executive officers;

—	approves equity-based grants to executive officers, and grants to other employees where Board approval is required under our applicable equity compensation program;

—	approves material elements of all employment, severance and Change in Control agreements for the executive officers;

—

reviews and discusses with management the Company’s compensation plans and policies for all employees (including the Named Executive Officers) with respect to risk management and risk-inducing incentives;

—	ensures preparation of the Compensation Discussion and Analysis and the Compensation Committee Report as required by SEC regulations; and

—	annually evaluates its performance.

Scope of Authority, Processes and Procedures

The Organization & Compensation Committee acts on behalf of the Board of Directors to establish the compensation of our executive officers and provides oversight of our compensation philosophy, as described in this Proxy Statement under the caption “Compensation Discussion and Analysis.” The role of the executive officers and the outside compensation consultant in establishing executive compensation is discussed in this Proxy Statement under the caption “Compensation Discussion and Analysis.” Other than routine administrative matters, no executive compensation decisions are delegated to management.

Compensation Committee Interlocks and Insider Participation

No member of the Organization & Compensation Committee:

—	is or has ever been an officer or employee of the Company; or

—

is or was, during the last fiscal year, a participant in a “related person” transaction requiring disclosure under Item 404 of the SEC’s regulations (see discussion in this Proxy Statement under the caption “Certain Transactions with Management and Others”); or

—	is an executive officer of another entity, at which one of our executive officers serves either as a director or on its compensation committee.

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Compensation Risk Determination

In 2011, the Organization & Compensation Committee assessed the risks associated with the Company’s compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. Following this assessment, the Organization & Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

Nominating & Corporate Governance Committee

Pursuant to its charter, the Nominating & Corporate Governance Committee:

—	recommends to the full Board criteria for the selection and qualification of the members of the Board;

—	evaluates and recommends for nomination by the Board candidates to be proposed for election by the stockholders at each annual meeting;

—	seeks out and assists in the recruitment of highly qualified candidates to serve on the Board;

—	recommends for Board approval candidates to fill vacancies on the Board which occur between annual meetings;

—	develops, periodically reviews and recommends to the Board revisions to the Guidelines;

—	studies and reviews with management the overall effectiveness of the organization of the Board and the conduct of its business, and makes appropriate recommendations to the Board;

—	reviews the overall relationship of the Board and management;

—	reviews issues and developments pertaining to corporate governance; and

—	annually evaluates its performance.

Executive Committee

Pursuant to its charter, the Executive Committee possesses the authority to exercise all the powers of the Board of Directors except as otherwise provided by Delaware law and our Bylaws during intervals between meetings of the Board. The Executive Committee does not have the power, to, among other things, declare a dividend, issue stock, adopt a certificate of merger or sell substantially all of the Company’s business.

Investment Committee

Pursuant to its charter, the Investment Committee:

—	establishes investment objectives and policies for our various investment portfolios and investment options available under various employee benefit plans;

—	reviews investment results; and

—	annually evaluates its performance.

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Corporate Governance Policies

Majority Vote Policy

Under our Bylaws, a director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. In contested elections, those in which a stockholder has nominated a person for election to the Board, the voting standard is a plurality of votes cast. The Board also adopted a policy to require the Board to nominate for election only nominees who agree that, if they are elected to the Board, they will tender an irrevocable resignation conditioned on, first, the failure to achieve the required vote for re-election at any future meeting at which they face re-election, and second, the Board’s acceptance of their resignation following that election. In addition, the Board may fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors, as described above. The Nominating & Corporate Governance Committee will submit a recommendation for prompt consideration by the Board whether to accept the resignation. Any Director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Board further amended the Bylaws to require stockholder nominees for director election to notify the Company whether or not such nominees intend to tender the same type of resignation required of the Board’s director nominees.

Change in Director’s Primary Position

The Board has adopted a policy requiring that a director whose primary position or affiliations change must promptly notify the Board and the Nominating & Corporate Governance Committee of the change so that a determination may be made as to the value of their continued service on the Board.

Director Stock Ownership Policy

The Board has adopted a retention policy requiring that any director compensation received in the form of Humana Inc. restricted stock or restricted stock units must be held until the director no longer serves as a member of the Board.

Director Attendance

The Board has developed a number of specific expectations of directors to define their responsibilities and to promote the efficient conduct of the Board’s business. With respect to the level of commitment expected of directors and related attendance protocols, as part of the Guidelines, the Board formally adopted a policy that all directors should make every effort to attend all meetings of the Board and the Committees of which they are members, and the Company’s Annual Meeting of Stockholders. Attendance by telephone or video conference may be used to facilitate a Director’s attendance.

During 2011, the Board of Directors met nine times. All directors attended at least 75% of the scheduled Board of Directors’ meetings and meetings held by Committees of which they were members. All director nominees who were directors in April 2011, attended the Annual Meeting of Stockholders held April 21, 2011, except Mr. D’Amelio, Chief Financial Officer for Pfizer, Inc., who had a conflict with the Pfizer, Inc. Annual Shareholders’ meeting.

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Executive Sessions of Non-Management Directors

In 2011, our non-management directors held regularly scheduled, formal executive meetings, separate from management. Additional executive sessions of the Board are held as necessary or appropriate or upon the request of the Lead Director, the Nominating & Corporate Governance Committee or any two other non-management directors. In addition, our non-management directors who qualify as independent within the meaning of our director independence guidelines meet in executive session at least once annually, and, in fact, met in 2011 in connection with each regularly scheduled Board of Directors meeting. Executive sessions are led by the Lead Director, who is required by our Corporate Governance Guidelines to be an independent director.

Code of Ethics and Code of Business Conduct

The Company has adopted the “Code of Ethics for the Chief Executive Officer and Senior Financial Officers,” which we refer to as the Executive Code of Ethics, violations of which should be reported to the Audit Committee. The Executive Code of Ethics may be viewed on our website at www.humana.com. Any amendment to or waiver of the application of the Executive Code of Ethics will be disclosed within four days of the waiver on our website at www.humana.com. To see either the Executive Code of Ethics or any amendments or waivers, go to www.humana.com website, then click on “Investor Relations,” then click on “Corporate Governance” on the left side of the page, and then click on the relevant links on the right side of that page.

In addition, we operate under the omnibus Humana Inc. Principles of Business Ethics, which we refer to as the Principles of Business Ethics, which includes provisions ranging from restrictions on gifts to conflicts of interest and applies to all associates (including officers) and directors. The Humana Ethics Office is responsible for the design and enforcement of our ethics policies. The Humana Ethics Office has created an Ethics Plan, the goal of which is to create a workplace climate in which ethics is so integral to day-to-day operations that ethical behavior is self-enforcing. All employees are required annually to review and affirm in writing their acceptance of the Principles of Business Ethics. The Principles of Business Ethics may be viewed on our website at www.humana.com. Any waiver for directors or executive officers from the provisions of the Principles of Business Ethics must be made by the Board of Directors, and will be disclosed within four days of the waiver on our website at www.humana.com. To see either the Principles of Business Ethics or any waivers, go to www.humana.com, then click on “Investor Relations,” then click on “Corporate Governance” on the left side of the page, and then click on the relevant links on the right side of that page.

Policy Regarding Transactions in Company Securities

The Company has historically prohibited executive officers from engaging in hedging transactions using Company stock. In 2010, the Board adopted a policy prohibiting all associates (including executive officers) from: (1) engaging in short sales of Company securities; or (2) engaging in transactions in puts, calls or other derivative securities designed to hedge or offset any decrease in the market value of the Company’s equity securities, on an exchange or in any other organized market. This policy also applies to all directors.

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Communication with Directors

Stockholders and other interested parties may communicate directly with our Chairman, Lead Director, non-management directors as a group, or any other individual director by writing to the special e-mail address published on our website at www.humana.com. Specifically, interested parties may visit our website at http://apps.humana.com/bod/contact.asp, where instructions for contacting these persons are available. All directors have access to this e-mail address. We use the staff of our Corporate Secretary to review correspondence received in this manner, and to filter advertisements, solicitations, spam, and other such items. Concerns related to accounting, internal controls or auditing matters are brought immediately to the attention of our General Counsel and the Board and handled in accordance with procedures established by the Audit Committee with respect to such matters.

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PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors of the Company, in accordance with the provisions of the Company’s Articles of Incorporation and Bylaws, has determined that the number of directors to be elected at the Annual Meeting of the Company shall be ten (10). The directors are elected to hold office until the Annual Meeting of Stockholders in 2013 and until a successor is elected and qualified.

Each of the nominees has consented to be named as a nominee and agreed to serve if elected. If any nominee becomes unable to serve for any reason (which is not anticipated), the Shares represented by proxy may be voted for the substituted nominee as may be designated by the Board of Directors.

The following table shows certain information concerning the nominees at March 1, 2012.

Name	Age	Position	First Elected Director
Frank A. D’Amelio	54	Director	09/03
W. Roy Dunbar	50	Director	04/05
Kurt J. Hilzinger	51	Lead Director	07/03
David A. Jones, Jr.	54	Director	05/93
Michael B. McCallister	59	Chairman of the Board & Chief Executive Officer	02/00
William J. McDonald	55	Director	10/07
William E. Mitchell	67	Director	04/09
David B. Nash, M.D.	56	Director	01/10
James J. O’Brien	57	Director	04/06
Marissa T. Peterson	50	Director	08/08

Director Skills & Qualifications

In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its stockholders, including the knowledge, experience, integrity and judgment of each candidate, the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, each candidate’s ability to devote sufficient time and effort to his or her duties as a director, independence and willingness to consider all strategic proposals, and any core competencies or technical expertise necessary to staff Board committees. In addition, the Committee assesses whether a candidate possesses the integrity, business judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company. We believe that the current Board members not only have and demonstrate these attributes, but also have a deep commitment to the Company’s success, as evidenced by the key qualifications, skills and experiences of each director described below.

The information given in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of the nominees.

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Director Nominees’ Biographies

Frank A. D’Amelio was initially elected to the Board in September 2003. He is Executive Vice President, Chief Financial Officer and Business Operations of Pfizer Inc, having held this position since December 2010, and having served as Chief Financial Officer since September 2007. Prior to that, Mr. D’Amelio was Senior Executive Vice President of Integration and Chief Administrative Officer at Alcatel-Lucent from December 2006 to August 2007, and Chief Operating Officer of Lucent Technologies Inc. from March 2006 to November 2006. From May 2001 until February 2006, he was Executive Vice President, Administration and Chief Financial Officer of Lucent. Mr. D’Amelio also serves on the board of directors of the Independent College Fund of New Jersey.

The Board believes that Mr. D’Amelio’s skills, global experience and proven leadership in both financial and operational roles contribute greatly to the Board’s composition. As a senior executive at various global companies undergoing the kind of rapid and complex changes that the Company has undertaken in response to the rapidly changing markets and regulatory environment, Mr. D’Amelio has extensive knowledge of the capital markets as well as broad experience working with the investment community, regulatory bodies and rating agencies.

W. Roy Dunbar was initially elected to the Board in April 2005. Mr. Dunbar was the Chairman of the Board of NetworkSolutions, and was the Chief Executive Officer from January 2008 to November 2009. Mr. Dunbar also served as the President of Global Technology and Operations for MasterCard Incorporated from September 2004 until January 2008. Mr. Dunbar worked at Eli Lilly and Company for 14 years, latterly as President of Intercontinental Operations from 2003 until he joined MasterCard, and Chief Information Officer from 1999 to 2003. Mr. Dunbar also serves on the Board of Directors of iGate Corporation and the Board of Directors of Lexmark International.

The Board believes that Mr. Dunbar’s innovative, consumer-focused approach to information technology at a variety of global companies brings a valuable advantage to the Board. The Board benefits from Mr. Dunbar’s expertise in leading companies focused on the development of information systems that are easy for consumers to understand and use effectively, which is critical to the Company’s extension of its position as a leader in health care information technology. Mr. Dunbar’s extensive experience in health care over three decades further contributes to the strategic composition of the Board.

Kurt J. Hilzinger was initially elected to the Board in July 2003, and was elected as Lead Director in August 2010. Mr. Hilzinger is a Partner at Court Square Capital Partners, LP, having held this position since November 2007. Prior to that, he was a Director of AmerisourceBergen Corporation from March 2004 to November 2007; and was also President and Chief Operating Officer of AmerisourceBergen Corporation from October 2002 to November 2007, having previously served as Executive Vice President and Chief Operating Officer of AmerisourceBergen Corporation from August 2001 to October 2002.

The Board believes that Mr. Hilzinger is a strong operating executive with a finance and strategic background, whose operational experience and financial expertise in the health care sector contributes valuable insight to the Board.

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David A. Jones, Jr. was initially elected to the Board in May 1993 and served as Chairman of the Board of the Company from April 2005 through August 2010, and Vice Chairman of the Board from September 1996 through April 2005. He is Chairman and Managing Director of Chrysalis Ventures, LLC, headquartered in Louisville, Kentucky.

As a successful venture capitalist, the Board believes that Mr. Jones brings strategic insight and leadership and a wealth of experience in health care to the Board, both in the Company’s core businesses as well as in emerging technologies and business models.

Michael B. McCallister was appointed Chief Executive Officer of the Company and to the Board of Directors of the Company in February 2000, and was elected Chairman of the Board of Directors in August 2010. Mr. McCallister joined the Company in June 1974. Since December 2011, Mr. McCallister has served on the Board of Directors of Fifth Third Bancorp. In 2008, Mr. McCallister also served on the Board of Directors of National City Corporation until its merger with PNC Financial Services Group on December 31, 2008.

As a 37-year veteran of the Company, the Board believes that Mr. McCallister brings an unparalleled depth of experience in the health care sector combined with an intimate knowledge of the operational, financial and strategic development of the Company.

William J. McDonald was initially elected to the Board in October 2007. Mr. McDonald is Executive Vice President, Brand Management of Capital One Financial Corporation, having held that position since 1998.

The Board believes that Mr. McDonald’s service in various senior executive marketing positions contributes significant experience and expertise in marketing and related disciplines.

William E. Mitchell was initially elected to the Board in April 2009. Mr. Mitchell is the managing partner of Sequel Capital Management, LLC. Prior to that, Mr. Mitchell served as the Chairman of the Board of Directors of Arrow Electronics, Inc. from May 2006 until December 31, 2009, and also served as President and Chief Executive Officer of Arrow Electronics, Inc. from February 2003 to May 1, 2009. Mr. Mitchell also serves on the Board of Directors of Brown-Forman Corporation, Rogers Corporation, and Spansion, Inc.

The Board believes that Mr. Mitchell’s insights and experience running a complex global public company, as well as his significant experience in the governance of large publicly-traded corporations, will be valuable in helping to guide the Company in the years ahead.

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David B. Nash, M.D. was initially elected to the Board in December 2009, effective January 1, 2010. He is the founding dean of the Jefferson School of Population Health, located on the campus of Thomas Jefferson University in Philadelphia, Pennsylvania, having taken that position in 2008. Previously, Dr. Nash was the Chairman of the Department of Health Policy of the Jefferson Medical College from 2003 until 2008. Dr. Nash also serves on the board of directors of Endo Pharmaceuticals Holdings, and previously served on the boards of Itrax Corporation and InforMedix.

The Board believes that Dr. Nash brings a unique and compelling set of attributes that enhance the Company’s ability to help people achieve lifelong well-being. As a widely recognized innovator in an emerging medical discipline that unites population health, health policy, and individual health, Dr. Nash is internationally recognized for his work in outcomes management, medical staff development and quality-of-care improvement.

James J. O’Brien was initially elected to the Board in April 2006. Since 2002, Mr. O’Brien has been the Chairman of the Board and Chief Executive Officer of Ashland Inc. Prior to being named to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland Inc., and before that, Senior Vice President and Group Operating Officer. He currently serves on the Board of Directors of Ashland Inc.

As a highly respected leader in the global business community with an extraordinary track record of success, the Board believes that Mr. O’Brien’s breadth of management experience and international perspective adds valuable expertise and insight to the Board.

Marissa T. Peterson was initially elected to the Board in August 2008. Ms. Peterson was formerly Executive Vice President, Worldwide Operations, Services & Customer Advocacy for Sun Microsystems Inc. in Santa Clara, California, until her retirement in 2005 after 17 years with the company. She currently runs an executive coaching practice focused on helping grow and develop leaders in the high-technology space. Ms. Peterson currently serves on the board of directors for Ansell Limited, Oclaro Inc. and Quantros, and previously served on the board of directors of SUPERVALU INC., Lucile Packard Children’s Hospital at Stanford, and the board of trustees of Kettering University.

The Board believes that Ms. Peterson’s operating and consumer-focused leadership, and experience developing and managing programs designed to help companies reduce the time, cost and risk of transforming their businesses by leveraging technology to architect, implement and maintain customers’ network computing infrastructures, bring valuable insights to the Board. Her commitment to a “customer first” ethic at Sun Microsystems Inc. established an industry leadership position for high quality and cost-effective product execution to a global customer base, a commitment that aligns with the Company’s focus on consumerism.

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Vote Required and Recommendation of the Board of Directors

A director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. Shares not present at the Annual Meeting and shares voting “abstain” or broker “non-votes” have no effect on the election of directors. Under the Company’s Majority Vote Policy, following election to our Board of Directors, a director is required to submit his or her irrevocable resignation to our Board of Directors, conditioned upon (i) the director not achieving the requisite stockholder vote at any future meeting at which they face re-election, and (ii) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ALL NOMINEES.

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DIRECTOR COMPENSATION

2011 Director Compensation Program

During 2011, our directors were compensated pursuant to the following schedule:

Annual Retainer (1)(2)	$85,000
Non-Employee Chairman of the Board Additional Annual Retainer (2)	$160,000
Lead Independent Director Additional Annual Retainer	$25,000
Committee Chairman fee per year: 1. Audit Committee Chair 2. Organization & Compensation Committee Chair 3. All other Committee Chairs	$25,000 $18,000 $12,000
Executive Committee Member fee per year (2)	$12,000
Common Stock per year (1st Business Day of January) (1)(3)	$140,000 in common stock (variable # of shares)
Charitable Contributions Annual Match	up to $25,000
Group Life and Accidental Death Insurance— (except Chairman)	$150,000 of coverage
Group Life and Accidental Death Insurance—Chairman (2)	$400,000 of coverage
Business Travel Accident Insurance	$250,000 of coverage
Restricted Stock Units Granted Initial Date of Election (4)	Restricted Stock Unit grant equal to the dollar value of the then current annual stock grant for directors

(1)	On August 26, 2011, the Board, upon the recommendation of the Organization & Compensation Committee, approved a revised schedule for director compensation that increased the annual retainer from $75,000 and increased the directors’ annual stock award from $125,000, in each case effective September 30, 2011.

(2)	As an employee director, Mr. McCallister does not receive (i) the additional annual retainer for service as Chairman of the Board, (ii) the annual retainer for service as a director or as an Executive Committee member, or (iii) the higher level of group life and accidental death insurance that would otherwise be provided for the Chairman of the Board.

(3)	Pursuant to our Directors Stock Retention Policy, any director compensation received in the form of restricted stock or restricted stock units must be held by the director until he or she no longer serves as a member of the Board.

(4)	Effective December 9, 2010, this initial award of Restricted Stock Units is forfeited if the director serves less than one year on the Company’s Board of Directors.

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2011 Compensation of Our Director Nominees

The following table shows the compensation earned by our non-employee director nominees in 2011:

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(1)(2)(3) (c)	Option Awards ($)(4) (d)	Non-Equity Incentive Plan Compensation ($)(5) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(6) (f)	All Other Compensation ($)(7) (g)	Total ($) (h)
Frank A. D’Amelio	102,500	147,515	—	—	—	13,173	263,188
W. Roy Dunbar	89,500	147,515	—	—	—	10,217	247,232
Kurt J. Hilzinger	120,500	146,269	—	—	—	27,167	293,936
David A. Jones, Jr.	97,500	142,073	—	—	55,313	44,406	339,292
William J. McDonald	89,500	147,440	—	—	—	25,785	262,725
William E. Mitchell	77,500	143,706	—	—	—	28,442	249,648
David B. Nash, M.D.	77,500	142,073	—	—	—	25,785	245,358
James J. O’Brien	77,500	146,194	—	—	—	26,908	250,602
Marissa T. Peterson	77,500	143,706	—	—	—	12,947	234,153

(1)	Under the Humana Inc. Deferred Compensation Plan for Non-Employee Directors, which we refer to as the Deferred Compensation Plan, non-employee directors may make an irrevocable election each year to defer compensation paid to them by the Company in the form of cash or stock for services rendered as Board members. Messrs. D’Amelio, Dunbar, Hilzinger, McDonald, Mitchell, O’Brien, Dr. Nash, and Ms. Peterson each deferred their stock compensation for 2011. Since January 1, 2009, a director electing to defer cash can choose any of the investment options offered in the Deferred Compensation Plan using Charles Schwab’s Retirement Plan Services, including the Humana Common Stock Fund. Messrs. Jones, McDonald, and Dr. Nash elected to defer their cash compensation under the Schwab program in 2011.

(2)	On January 3, 2011, when the fair market value of our common stock was $55.44 each director in office at that time, other than Mr. McCallister, was granted a stock award of 2,255 shares, representing the annual grant of $125,000 in common stock. On August 26, 2011, the Board, upon the recommendation of the Organization & Compensation Committee, approved a revised schedule for director compensation that increased the annual retainer from $75,000 and increased the directors’ annual stock award from $125,000, in each case effective September 30, 2011. On September 30, 2011, when the fair market value of our common stock was $73.79 each director in office at that time, other than Mr. McCallister, was granted a stock award of 204 shares, representing the $15,000 increase in annual stock compensation under the 2011 Directors Compensation Program. The amount shown in column (c) above is the grant-date fair market value less the par value of $0.1667 per share times the number of shares awarded, as further discussed under “Compensation Policies Based on Certain Tax and Accounting Rules”, plus any dividends or dividend equivalent units accrued on such shares.

(3)	Vested RSUs with a payout deferral made by the director accrue quarterly dividends that are reinvested into the director’s account as additional RSUs and will be included in the final RSU payment when the shares are issued in accordance with the director’s payout election. This column includes dividend equivalent units that have accrued through December 31, 2011.

(4)	Outside Directors did not receive any stock options as part of the 2011 Directors Compensation Program.

(5)	Outside Directors did not receive any non-equity incentive plan compensation as part of the 2011 Directors Compensation Program.

(6)	A director who is not an employee must retire at the annual meeting following his or her seventy-third birthday. Non-employee directors elected subsequent to 1997 do not receive any retirement benefits. As he was first elected to the board in 1993, David A. Jones, Jr. is the only director nominee that will have retirement benefits under this former retirement policy, including: (A) at the director’s election, either: (x) an annual retirement benefit for the life of the director in the amount of $38,000, the annual retainer fee in effect for 1997; or (y) in lieu thereof, an actuarially equivalent joint and survivor annuity payment; and (B) an annual matching charitable contribution benefit of $19,000 for the life of the director. The Retirement Plan present values were determined based on a discount rate of 3.95% and a post-retirement mortality assumption using the RP-2000 Mortality Tables for males and females projected to 2012, with 100% white collar adjustment. No pre-retirement mortality is assumed.

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	26

(7)	We pay for or reimburse our directors’ travel, lodging and other reasonable out-of-pocket expenses in connection with attendance at board, committee and stockholder meetings. From time to time, we may transport one or more directors to and from such meetings or other Company business on company aircraft. We also reimburse the director for other reasonable expenses related to board service, such as director education, which amounts are not included in the table above. In addition, we paid certain local occupational taxes and life and accidental death insurance premiums per outside director, in each case as disclosed below, and provided a matching charitable gift program. Directors may elect to participate in the medical and dental benefit programs offered to all our employees at a comparable rate as paid by employees. In 2011, Messrs. Dunbar and Mitchell, and Ms. Peterson, elected to participate. The “All Other Compensation” amount above includes the following amounts:

Director	Matching Charitable Gift	Occupational Tax	Life Insurance	Total – All Other Compensation
Frank A. D’Amelio	$ 11,267	$ 1,492	$ 414	$ 13,173
W. Roy Dunbar	$ 8,500	$ 1,303	$ 414	$ 10,217
Kurt J. Hilzinger	$ 25,000	$ 1,753	$ 414	$ 27,167
David A. Jones, Jr.	$ 25,000	$ 18,992	$ 414	$ 44,406
William J. McDonald	$ 25,000	$ 11	$ 774	$ 25,785
William E. Mitchell	$ 25,000	$ 1,156	$ 2,286	$ 28,442
David B. Nash, M.D.	$ 25,000	$ 11	$ 774	$ 25,785
James J. O’Brien	$ 25,000	$ 1,134	$ 774	$ 26,908
Marissa T. Peterson	$ 11,550	$ 1,127	$ 270	$ 12,947

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Outstanding Equity – Outside Director Nominees

The following table provides information as of December 31, 2011 on the stock options held by our non-employee director nominees in 2011. The Company’s Director Compensation Program currently does not award stock options to non-employee directors.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($/Sh) (e)	Option Expiration Date (f)
Frank A. D’Amelio	15,000 2,500			18.0300 23.0500	09/11/13 01/02/14	(1) (2)
W. Roy Dunbar	0			—	—
Kurt J. Hilzinger	15,000 2,500			16.4550 23.0500	07/10/13 01/02/14	(3) (2)
David A. Jones, Jr.	2,500			23.0500	01/02/14	(2)
William J. McDonald	0			—	—
William E. Mitchell	0			—	—
David B. Nash, M.D.	0			—	—
James J. O’Brien	0			—	—
Marissa T. Peterson	0			—	—

(1)	Options granted on September 11, 2003, pursuant to the Company’s 2003 Stock Incentive Plan, shares are fully vested

(2)	Options granted on January 2, 2004, pursuant to the Company’s 2003 Stock Incentive Plan, shares are fully vested

(3)	Options granted on July 10, 2003, pursuant to the Company’s 2003 Stock Incentive Plan, shares are fully vested

The following table sets forth the Restricted Stock Units held (or deferred and accrued) by our director nominees through the dates indicated (see the discussion under the Director Compensation Table — Footnote 1):

	December 31, 2011	January 15, 2012
Frank A. D’Amelio	16,835	18,414
W. Roy Dunbar	16,954	18,533
Kurt J. Hilzinger	14,352	15,931
David A. Jones, Jr.	5,053	5,053
William J. McDonald	25,071	26,742
William E. Mitchell	16,136	17,715
David B. Nash, M.D.	12,762	14,341
James J. O’Brien	21,723	23,302
Marissa T. Peterson	16,160	17,739

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STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC and the NYSE reports of ownership and reports of changes in ownership of our common stock and our other equity securities. These reports generally are due within two business days of the transaction. Executive officers, directors, and greater than ten percent stockholders are required to furnish us with copies of all the forms they file.

During the year ended December 31, 2011, based upon our knowledge of stock transfers, a review of copies of these reports and written representations by persons subject to Section 16(a) as furnished to us, all executive officers, directors, and greater than ten percent beneficial owners of our common stock complied with Section 16(a) filing requirements applicable to us. We have a program to oversee the compliance of our executive officers and directors in their reporting obligations.

Security Ownership of Certain Beneficial Owners of Company Common Stock

We know of no person or entity that may be deemed to own beneficially more than 5% of our outstanding common stock except for:

	Number of Shares	Percent of Class Outstanding
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	13,207,725 shares	8.05%(1)(2)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	9,266,426 shares	5.65%(1)(3)
JP Morgan Chase & Co. 270 Park Avenue New York, New York 10017	10,695,304 shares	6.52%(1)(4)

(1)	The percentage of ownership is based on 164,004,314 shares of our common stock outstanding as of December 31, 2011.

(2)	Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2011, BlackRock, Inc. reports that it has sole power to vote 13,207,725 shares and has dispositive power over 13,207,725 shares. On December 1, 2009, BlackRock, Inc. completed its acquisition of Barclays Global Investors, NA and certain of its affiliates (the “BGI Entities”) from Barclays Bank PLC. As a result, this amount includes shares held by substantially all of the BGI Entities.

(3)	Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2011, The Vanguard Group, Inc. reports that it has sole power to vote 229,197 shares (Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 229,197 shares as a result of its serving as investment manager of collective trust accounts), sole dispositive power over 9,037,229 shares, and shared dispositive power over 229,197 shares.

(4)	Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2011, JP Morgan Chase & Co. reports that it has sole power to vote 8,937,014 shares, shared power to vote 381,759 shares, sole dispositive power over 10,268,266 shares, and shared dispositive power over 423,218 shares. The notice was filed on behalf of JP Morgan Chase & Co. and its wholly-owned subsidiaries: JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management, Inc., JPMorgan Asset Management (UK) Ltd., and J.P. Morgan Trust Company of Delaware.

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	29

Security Ownership of Directors and Executive Officers

The following table shows stock ownership as of January 15, 2012 by (i) each of our directors, (ii) our Chairman and Chief Executive Officer, our Chief Financial Officer, and each of our three other highest compensated executive officers serving at December 31, 2011 (which we refer to in this proxy statement as our Named Executive Officers), and (iii) by all our directors and executive officers as a group as of March 1, 2012.

	Company Common Stock Beneficially Owned as of January 15, 2012 (1)(2)(3)	Percent of Class as of January 15, 2012 (4)
Frank A. D’Amelio	26,777
W. Roy Dunbar	9,687
Kurt J. Hilzinger	24,702
David A. Jones, Jr.	202,298
Michael B. McCallister	1,002,114
William J. McDonald	250
William E. Mitchell	—
David B. Nash, M.D.	—
James J. O’Brien	1,000
Marissa T. Peterson	1,347
Bruce D. Broussard	78,930
James H. Bloem	162,233
James E. Murray	343,317
V. Rajamannar Madabhushi	60,156
All directors and executive officers as a group (21 in number, including those named above)	2,384,630	1.5%

(1)	Beneficial ownership of Shares, for purposes of this proxy statement, includes Shares as to which a person has or shares voting and/or investment power. Therefore, any restricted stock for which a person has voting power and all share equivalents in the Humana Retirement Savings Plan are included. These footnotes describe whenever an individual shares voting and/or investment power over the Shares beneficially owned by them.

The number of Shares listed:

(a)	Includes certain Share equivalents held for the benefit of the individuals in the Humana Retirement Savings Plan as of December 31, 2011, over which the employee participant has voting power and investment power. They are as follows:

Michael B. McCallister	38,411
Bruce D. Broussard	0
James H. Bloem	0
James E. Murray	24,400
V. Rajamannar Madabhushi	0
All executive officers as a group (numbering 12, including those named herein)	80,178

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(b)	Includes Shares which may be acquired by these individuals through the exercise of options, which are exercisable currently or within 60 days after January 15, 2012 under the 1996 Stock Incentive Plan or the 2003 Stock Incentive Plan. They are as follows:

Frank A. D’Amelio	17,500
W. Roy Dunbar	0
Kurt J. Hilzinger	17,500
David A. Jones, Jr.	2,500
Michael B. McCallister	587,385
William J. McDonald	0
William E. Mitchell	0
David B. Nash, M.D.	0
James J. O’Brien	0
Marissa T. Peterson	0
Bruce D. Broussard	0
James H. Bloem	133,962
James E. Murray	203,153
V. Rajamannar Madabhushi	23,169
All directors and executive officers as a group (numbering 21, including those named herein)	1,211,338

(2)	Certain director nominees have deferred their stock awards pursuant to our Deferred Compensation Plan for Non-Employee Directors and our Director Stock Retention Policy. These Shares are not included in the totals reported above. The initial award of 7,500 restricted stock units to each of Messrs. McDonald, Mitchell and O’Brien, Dr. Nash and Ms. Peterson is also not included in the totals reported above. As of January 15, 2012, which includes the awards in January 2012, the Shares deferred were as follows (includes accrued dividend equivalent units on deferred shares and deferred cash that was invested in the Humana Common Stock Fund):

Frank A. D’Amelio	18,414
W. Roy Dunbar	18,533
Kurt J. Hilzinger	15,931
David A. Jones, Jr.	5,053
William J. McDonald	26,742
William E. Mitchell	17,715
David B. Nash, M.D.	14,341
James J. O’Brien	23,302
Marissa T. Peterson	17,739

(3)	As of March 1, 2012, no shares of stock are pledged by any of our Executive Officers or Directors.

(4)	Unless indicated, less than 1% of the class.

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses in detail our compensation policies and practices, describing each element of compensation and the decision-making process that supports it. It addresses how we compensate our Named Executive Officers, and how we uphold our compensation philosophy through a governance system that includes internal oversight as well as expert independent outside review. We believe that our compensation policies and practices achieve our compensation goals, and that the total mix of compensation provided to our Named Executive Officers is consistent with a philosophy of motivation and reward for actual achievements.

Executive Summary

Humana’s Compensation Philosophy

The compensation program for our Named Executive Officers supports our philosophy that compensation should be market-based, competency-paced and contribution-driven. Our compensation programs are designed to challenge participants as well as reward them for superior performance for our Company and our stockholders. In furtherance of this philosophy, we believe that our compensation program must:

—	Be competitive to attract, motivate and retain highly qualified executives;

—	Provide appropriate rewards for outstanding financial and individual performance in support of our business strategy; and

—

Align executives’ interests with those of our stockholders by including a significant portion of executive pay that is “at risk” in the form of both annual incentive awards that are paid, if at all, based on Company performance, and, in the case of longer term incentive awards, tied closely to increases in the Company’s stock price.

Humana’s 2011 Performance

Humana, one of the country’s leading health care companies, offers a wide range of insurance products and health and wellness services that incorporate an integrated approach to lifelong well-being. By leveraging the strengths of our core businesses, we believe we can better explore opportunities for existing and emerging adjacencies in health care that can further enhance wellness opportunities for the millions of people across the nation with whom we have relationships.

Our 2011 earnings per share of $8.46, compared with $6.47 per share in 2010, reflected strength in key areas of strategic focus. Our operational discipline led to significant Medicare membership growth, further progress on our 15 percent solution (our commitment to provide Medicare medical benefits for at least 15 percent less than it costs the federal government for comparable benefits in traditional Medicare, with the same or better quality) and continued focus on prudent administrative spending. Revenues increased to $36.8 billion from $33.6 billion in 2010. Medical membership of 11.2 million at December 31, 2011 compared to 10.3 million a year earlier and included Medicare Advantage membership growth of 11 percent. Specialty membership of 7.3 million – which includes members with dental, vision, and other supplemental benefits – was slightly higher than the prior year, despite the continuation of a tight economic environment for many employers.

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Humana’s Compensation Program: Strong Corporate Governance

Highlighted below are some of the key elements of our compensation program that the Board’s Organization & Compensation Committee, which we refer to as the Committee, believes evidence strong corporate governance and prudent compensation decisions:

—

Pay for Performance. The key elements of direct executive compensation — salary, cash incentives, and equity awards — are designed to put a substantial portion of executive pay at risk to motivate and challenge our executives to achieve positive returns for our stockholders. In 2011, 74% of the direct compensation of our named executive officers was at risk, in the form of annual incentive and long-term incentive compensation. For the fiscal year ended December 31, 2011, our earnings per share increased to $8.46, resulting in performance of approximately 146% of the target earnings per share goal of $5.80 under our annual cash incentive program.

—

Internal and External Benchmarking. We benchmark our executive compensation both against other publicly traded companies that are comparable to us and within our company to ensure relativity of competitive pay between all executive officers.

—

Recoupment. Our “clawback” provision allows us to recoup cash-based incentives earned by an executive officer in the event of a material restatement of the Company’s financials as a result of misconduct or fraud on the part of that executive officer.

—

Committee Independence. All members of the Committee are independent according to Securities and Exchange Commission and New York Stock Exchange independence standards. Our independent compensation consultant, Frederic W. Cook & Co., Inc., or Cook, is retained directly by and reports to the Committee, and provides no additional services to the Company.

—

Stock Ownership Guidelines. Our stock ownership guidelines for executive officers links a significant amount of each executive’s current and potential future net worth to the Company’s success, as reflected in the stock price, to give the executive a stake similar to that of our stockholders. According to the guidelines, any shares owned by an executive officer (or shares received upon the exercise of options or vesting of restricted stock, less an amount to cover current tax liabilities) must be held by the executive officer until the relevant ownership level is reached and thereafter maintained.

—

Hedging. The Company prohibits all associates, including executive officers, from: (1) engaging in short sales of Company securities; or (2) engaging in transactions in puts, calls or other derivative securities designed to hedge or offset any decrease in the market value of the Company’s equity securities, on an exchange or in any other organized market.

Our Compensation Program

Compensation Philosophy

Our Named Executive Officer compensation includes direct compensation that is:

—

Market-based — Competitive with our peer group and general industry standards, with total compensation targeted on average at market medians, but typically ranging from the 25th to 75th percentiles, depending on the level of competency and contribution;

—	Competency-paced — Flexible enough to match the progress of fast-rising performers but resistant to salary advancement for those whose competency level has remained static; and

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	33

—

Contribution-driven — Reward those who make a difference, creating meaningful compensation distinctions among different levels of performance and achievement, while avoiding annual compensation actions that foster an “entitlement mentality.”

Named Executive Officer compensation also includes indirect compensation in the form of a mix of cost-effective benefit programs that promote security and well-being, including health benefits, life and disability coverage that provides income protection, retirement plans, and services accessed or purchased on a group basis to assist in the maintenance of an appropriate work/life balance.

In determining compensation for our Named Executive Officers, other than our Chief Executive Officer, the Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other Named Executive Officers and the results of his evaluations of their performance. The Chief Executive Officer, with guidance from the Chief Human Resources Officer, discusses with the Committee the Chief Executive Officer’s recommendations for the compensation of his direct reports and the rationale for those recommendations. The Committee’s independent consultant, Cook, provides guidance to the Committee when determining the compensation of the Chief Executive Officer and the other Named Executive Officers. The Committee independently makes all compensation decisions.

Compensation Risk Determination

In 2011, the Organization & Compensation Committee assessed the risks associated with the Company’s compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. Following this assessment, the Organization & Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

External Benchmarking

We benchmark our compensation practices to other publicly traded companies that are comparable to us in significant ways. For Named Executive Officers, we use comparisons from competitors within our peer group, based on revenue size and market capitalization, as well as our closest industry competitors. Using different screening criteria (e.g., line of business, industry, market cap, etc.) yields multiple perspectives that enrich our understanding of competitive executive pay practices. Company comparators are reviewed every year to ensure continued appropriateness of our compensation program. We believe benchmarking with reference to comparable companies provides the Company with the most comprehensive means of ensuring that our senior-level compensation is market-competitive.

For 2011, companies included in our peer group are those:

(i)	with whom we compete for talent; and

(ii)	whose revenues, market capitalization, and business focus are similar to the Company’s.

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In June 2011, the Committee approved the following peer group of public companies to serve as our peer group:

Aetna Inc.	Express Scripts, Inc.	The Travelers Companies, Inc.
AFLAC Inc.	Genworth Financial Corp.	UnitedHealth Group, Inc.
Allstate Corp.	Health Net, Inc.	Unum Group
CIGNA Corporation	MedcoHealth Solutions, Inc.	Wellpoint, Inc.
CNA Financial Corporation	Principal Financial Group, Inc.
Coventry Health Care, Inc.	Progressive Corp.

We use this competitive market data and the overall performance of the Company as the starting points for our analysis, conducted with the assistance of the Committee’s independent consultant, Cook. In addition, the Committee takes into consideration an executive’s overall performance, his or her potential, the presence of any unique or hard-to-replace skills, as well as the executive’s judgment, leadership ability and competencies. The performance of the executive’s business function and his or her ability to build teams and develop talent are also important factors.

Internal Benchmarking

The total compensation of each Named Executive Officer is also determined based in part on an internal benchmarking that considers the relativity of pay between all the Named Executive Officers and the total compensation of the Chief Executive Officer. The Company and the Committee believe that appropriate internal pay equity:

(i)	leads to better employee relations and a stronger company, as it avoids a disconnect in compensation across a group of Named Executive Officers that must work together as a cohesive team;

(ii)	is economical, as it provides the Committee with a more balanced “check” of total compensation, rather than relying solely on external benchmarking data that may only compare each pay element independently; and

(iii)	mitigates market bias that may favor certain positions but does not reflect their relative importance to the Company.

The Company prepares tally sheets for all of its executive officers for consideration by the Committee as it determines whether executive compensation decisions are appropriate in the context of the Company’s compensation philosophy and performance. Tally sheets summarize current actual and target compensation, equity holdings (stock options and restricted stock), retirement and deferred compensation values, and potential payouts upon termination of employment.

Each year, our Chief Executive Officer conducts an informal analysis of internal pay equity, taking into account each Named Executive Officer’s individual contributions, performance, potential, skills, judgment, leadership ability and competencies, and makes a recommendation to the Committee regarding relativity of compensation. Although the Committee does not have established target ratios or a formula for calculating the relative compensation of the Chief Executive Officer as compared to each Named Executive Officer, or for each Named Executive Officer as compared to any other, the Committee does, in its discretion, review historical pay ratios to ensure that the compensation of one Named Executive Officer has not unintentionally risen in a disproportionate manner relative to the others. Following a subjective discussion among the Committee, the Chief Executive Officer and Cook, the Committee considers this informal analysis of internal pay equity in making executive compensation decisions. For 2011, the Committee concluded that the relative levels of compensation among the Named Executive Officers were appropriate.

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Elements of Compensation

The discussion below provides information about the various elements of our 2011 compensation program for our Named Executive Officers, including base salary, annual cash incentives, equity awards, retirement plans, severance, and perquisites.

At a Glance – Our Primary Compensation Elements

Compensation Element	Objective	Key Features

Base Salary	Ensure the attraction, development and retention of superior talent while also taking into account an individual executive’s performance.

Represents the fixed portion of the total compensation package, determined based on:

•    overall Company performance;

•    individual Named Executive Officer performance;

•    internal pay equity;

•    changes in individual Named Executive Officer responsibilities; and

•    relevant external benchmarking.

Annual Cash Incentive

Ensure that a portion of each Named Executive Officer’s compensation is “at risk” by linking such portion of compensation to certain key performance objectives.

Motivate and reward achievement of short-term financial, operational and strategic business goals.

We use performance-based annual incentive awards to recognize the achievement of annual Company results and align our Named Executive Officers with the same incentives as our stockholders. The amounts paid are based on percentages of 2011 base earnings that:

•    are paid at threshold, target and maximum levels based on the attainment of pre-established earnings per share objectives;

•    were established through a process of external benchmarking of total compensation against our external peer group; and

•    reflect our philosophy of targeting total compensation at the median, while recognizing that a significant percentage of total compensation should be performance-based.

Equity Awards	Provide a vital link between the long-term results achieved for our stockholders and the financial rewards provided to our Named Executive Officers.

We use a mix of stock options and restricted stock awards to compensate our Named Executive Officers, which we believe provides an appropriate balance between inducement, retention and motivation of executives and the creation of stockholder value.

The amounts and terms of equity awards are set by the Committee following a review of stock programs and competitive practices at peer companies, along with an analysis of equity cost.

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Compensation of our President

As previously disclosed, on November 2, 2011, we entered into an employment agreement with Mr. Bruce D. Broussard, our President, which we refer to as the Broussard Employment Agreement. The Broussard Employment Agreement provides for the following compensation elements:

—	Annual base salary of not less than $900,000

—	Target annual incentive equal to 150% of his base salary and a maximum annual incentive equal to 150% of his target incentive (i.e., 225% of his base salary)

—

An initial grant of 78,930 shares of restricted common stock of the Company and options to purchase 107,534 shares of common stock of the Company, with no current expectation of additional grants of equity until 2013

—	Participation in all benefit plans, including retirement plans and perquisites, made available by the Company to other senior executives

In assessing the reasonableness of the package offered to Mr. Broussard, the Committee took into account an evaluation of his responsibilities and experience, the compensation packages of companies experiencing executive leadership transitions similar to ours, compensation packages for new executive officers at peer and other public companies, amounts that Mr. Broussard was forfeiting at his prior employer, publicly-available executive compensation information of peer companies, internal pay equity, competitive market and retention objectives, severance package best practices, and incentives needed to continue to motivate and reward exceptional performance by our executive officers.

Base Salary

Base salary for our Named Executive Officers is determined by an assessment of:

—	overall Company performance;

—	individual Named Executive Officer performance;

—	internal pay equity;

—	changes in individual Named Executive Officer responsibilities; and

—	relevant external benchmarking.

While vital aspects of performance can be measured in financial terms, we also evaluate executive management in areas that must be assessed more subjectively. These areas include the development and execution of strategic plans, the exercise of leadership in the development of management talent, innovation and improvement in our products and processes, as well as the executive’s involvement in industry groups and in the communities that we serve.

Base salary levels are established to ensure the attraction, development and retention of superior talent while also taking into account an individual executive’s performance. For Messrs. McCallister, Broussard, Bloem, and Murray, base salaries were established, in conjunction with other components of total compensation, to approximate the market median. Mr. Rajamannar, who was hired in 2009, received an initial base salary above the market median percentile in order to secure his services in our highly competitive market.

As in prior years, the Committee reviewed base salary information developed by our human resources associates and Cook to establish market median data. We generally target the market median when establishing individual salaries, and they typically range from the 25th to the 75th percentile. The information reviewed by the

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	37

Committee suggested that the market median data for competitive base salaries in our peer group had increased by approximately 5.3% from 2010 to 2011, and by approximately 2-3% from 2011 to 2012. For 2011, the Committee awarded a base salary increase of 3% to our Named Executive Officers (with the exception of Mr. Broussard, whose employment commenced on December 1, 2011). Base salaries of the Named Executive Officers in 2011 (based upon actual amounts paid in 2011, with the exception of Mr. Broussard), and their relationship to market medians, are listed in the table below.

Named Executive Officer	2011 Base Salary(1)	2011 Market Median(2)
Michael B. McCallister	$1,056,875	$1,100,000(3)
Bruce D. Broussard	$900,000	$1,100,000(3)
James H. Bloem	$573,250	$625,000
James E. Murray	$702,478	$725,000
V. Rajamannar Madabhushi	$559,418	$649,000

(1)	As previously disclosed, on November 4, 2011, the Company announced that it had entered into an employment agreement with Mr. Broussard to serve as President of the Company with an annual base salary of not less than $900,000, and that the base salaries of Messrs. Bloem and Murray for 2012 had increased to $625,000 and $750,000, respectively. For 2012, the Committee has awarded Messrs. McCallister and Rajamannar a base salary increase of 3%, to $1,085,000 and $575,500, respectively. For each Named Executive Officer, except for Mr. Broussard, the amounts disclosed represent the actual amounts paid in 2011. For Mr. Broussard, the amount disclosed is his annual base salary as of December 31, 2011.

(2)	Based on relevant external benchmarking and the proxy statements of the peer group in December 2011.

(3)	For 2011, the majority of our peer group against which we conducted our external benchmarking does not distinguish between the roles of chief executive officer and president. As previously disclosed, Mr. Broussard was hired as the President and as the eventual successor to Mr. McCallister as Chief Executive Officer, and therefore both the compensation package offered to Mr. Broussard and the benchmarking for his position reflect that level of responsibility.

Annual Cash Incentives

Incentive Plan Objectives

Our annual incentive compensation plans ensure a portion of each Named Executive Officer’s compensation is “at risk” by linking such portion of compensation to certain key performance objectives and rewarding them, when appropriate, for their efforts in optimizing our profitability and growth consistent with sound and ethical business practices and appropriate risk-taking.

Description of the Plan for Named Executive Officers

The Humana Inc. Executive Management Incentive Compensation Plan, which we refer to as the Management Incentive Plan, is administered by the Committee. The Committee annually selects those executive officers and other key executives eligible to participate in the Management Incentive Plan and establishes specific performance targets based on predetermined business goals, and an objective formula or standard to determine the minimum and maximum awards payable to each participating executive. The Committee has sole discretion to determine the form, amount and terms of each award, which need not be uniform among the persons eligible to receive awards. The Committee may determine at the time the performance targets are established that certain adjustments will be made in evaluating whether the performance targets have been met (e.g., disposition or acquisition of a business, gains or losses resulting from material litigation, or the effect of changes in accounting principles during the performance period). During 2011, our Named Executive Officers participated in the Management Incentive Plan (with the exception of Mr. Broussard, who was not eligible to participate).

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2011 Management Incentive Plan Compensation

For all Named Executive Officers, the 2011 performance target was based on the attainment of a pre-established earnings per share, or EPS, objective. The Committee selected this single performance target because it believed that those individuals with the greatest responsibility for the strategy, implementation and success of the organization should have a substantial portion of their compensation linked to the achievement of this financial goal. The Committee felt that attainment of an EPS goal was the best reflection of the success of our financial objectives and business plan, and the goal was therefore established to provide a direct link between executive compensation and this key performance objective of the Company.

For 2011 there were threshold, target and maximum achievement payout levels that impacted the final value of the award. The EPS target for 2011 of $5.80 was based on our business plans and reflected the earnings per share guidance that we provided during the year to our stockholders. The target was considered a challenging goal, based on the prospects of our businesses, including the impact of health care reform and an uncertain economy. Performance below the threshold of $5.22 EPS would yield no award. The maximum EPS of $6.38 was set to encourage increased performance within a tolerable level of risk.

The percentages of 2011 base earnings paid at each of the threshold, target and maximum levels were established through a process of external benchmarking of total compensation against our external peer group. These percentages reflect our philosophy of targeting total compensation at the median, while recognizing that a significant percentage of total compensation should be performance-based.

The following summarizes the results of the Company’s external benchmarking of the 16 companies comprising the Company’s peer group with respect to annual incentive compensation:

	Target Bonus Opportunity (as a percentage of base salary)		Maximum Bonus Opportunity as a percentage of base salary
	Humana(1)	Peers(2)	Humana(1)	Peers(2)
CEO	150%	150%	200%	300%
Other Named Executive Officers	100%	100%	150%	200%

(1)	Percentages based on 2011 compensation, as reported in this proxy statement.

(2)	Percentages based on 2010 compensation, as used by the Committee in external benchmarking to set 2011 compensation. The target and maximum bonus opportunities of the peer group were based upon the median percentage in each case.

The following table sets forth the potential range of payments our Named Executive Officers could have earned under the Management Incentive Plan, expressed in total dollars and as a percentage of 2011 base salary:

Named Executive Officer	2011 Base Salary(1)	Threshold EPS of $5.22		Target EPS of $5.80		Maximum EPS of $6.38
		% of Base	MIP Payment	% of Base	MIP Payment	% of Base	MIP Payment
Michael B. McCallister	$1,056,875	75%	$792,656	150%	$1,585,312	200%	$2,113,750
Bruce D. Broussard(2)	$900,000	0%	$0	0%	$0	0%	$0
James H. Bloem	$573,250	50%	$286,625	100%	$573,250	150%	$859,875
James E. Murray	$702,478	50%	$351,239	100%	$702,478	150%	$1,053,717
V. Rajamannar Madabhushi	$559,418	50%	$279,709	100%	$559,418	150%	$839,127

(1)	For each Named Executive Officer, except for Mr. Broussard, the amounts disclosed represent the actual amounts paid in 2011. For Mr. Broussard, the amount disclosed is his annual base salary as of December 31, 2011.

(2)	According to the terms of his employment agreement with the Company, Mr. Broussard is not eligible to receive a payment for 2011 under the Management Incentive Plan.

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Our EPS for 2011 increased to $8.46, resulting in performance above the maximum level (approximately 146% of the target EPS of $5.80). Payments for the Named Executive Officers consequently reached the maximum level and ranged from 150%-200% of annual base earnings, as provided in the table above. See the Summary Compensation Table in the Executive Compensation section of this proxy statement for the specific amounts paid to the Named Executive Officers.

Equity Awards

In 2011, we used a mix of stock options and restricted stock awards to compensate our Named Executive Officers, an equity compensation program which we believe provides an appropriate balance between inducement, retention and motivation of executives and the creation of stockholder value. Equity-based compensation provides a vital link between the long-term results achieved for our stockholders and the financial rewards provided to our Named Executive Officers. We use a mix of stock options and restricted stock awards to compensate our Named Executive Officers because we believe that each form of equity compensation provides us with different benefits.

—

Stock Options. The value recognized under our stock option grants reflects the economic performance of the Company over time. We use stock options to motivate and challenge our executives to achieve positive returns for our stockholders by placing key elements of executive compensation at risk, with a secondary benefit of retention derived from vesting conditions imposed on the stock options and a non-compete covenant embedded in our stock option agreements.

—

Restricted Stock. Restricted stock generally provides value regardless of whether our stock price increases from the date of grant. We use restricted stock grants for inducement and retention purposes and to motivate and challenge our executives. A secondary benefit is derived from the potential added appreciation opportunity as our stock price increases, as well as retention derived from vesting conditions imposed on the restricted stock and a non-compete covenant embedded in our restricted stock agreements.

All stock options and restricted stock awards are granted at regularly scheduled meetings of our Board of Directors, or of the Committee, although the Committee may also approve equity grants to newly-hired executive officers at the Committee meeting at which the appointment of the new executive officer is approved. The Committee may also approve equity grants in connection with the Company’s mergers and acquisitions activity at the Committee meeting at which the proposed transaction is approved. The Committee, with the assistance of Cook and management, determines the aggregate amounts and terms of stock option and restricted stock awards for each Named Executive Officer following a review of stock programs and competitive practices at peer companies, along with an analysis of equity cost.

The grant value of each award reflects the executive’s level of responsibility and contributions to the Company’s performance. In making equity awards, the Committee reviews and approves the dollar value of an award to be granted to each Named Executive Officer, based on the internal and external benchmarking of total compensation discussed above. The number of shares subject to the award is then determined using the fair market value of the option on the grant date, which, in the case of stock options, is determined by the Black-Scholes methodology.

With respect to external benchmarking, the Committee uses competitive market data as a starting point for its analysis of the compensation of the Company’s Named Executive Officers. The companies in our peer group utilize a mix of stock options, restricted stock, performance shares/units, and cash incentive plans for long-term

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incentive compensation. The following summarizes the results of the Committee’s external benchmarking with respect to long-term incentive compensation:

	Market ($000)(1)
Named Executive Officer	25th Percentile	Median	75th Percentile	Humana(2) ($000)
Chief Executive Officer	5,473	6,932	10,640	3,500
President	5,473	6,932	10,640	10,500	(3)
Second Highest-Paid Executive	1,849	2,376	3,532	4,084	(3)
Third Highest-Paid Executive	1,381	2,125	2,569	2,420	(3)
Fourth Highest-Paid Executive	1,119	1,525	2,078	900

(1)	Represents the value of 2010 long-term equity incentive compensation, as used by the Committee in external benchmarking to set 2011 compensation.

(2)	Represents the value of actual 2011 long-term equity incentive compensation, as reported in this proxy statement.

(3)	As noted above, Mr. Broussard was hired as the President and as the eventual successor to Mr. McCallister as Chief Executive Officer, and therefore both the compensation package offered to Mr. Broussard and the benchmarking for his position reflect that level of responsibility. The amount disclosed represents the initial equity award granted in connection with commencement of his employment (with no expectation of additional grants until 2013) and includes certain amounts intended to compensate him for forfeited value. As previously announced, on December 2, 2011, Messrs. Bloem and Murray were awarded grants of restricted stock units for retention purposes and in connection with our succession planning process.

Our stockholder-approved equity incentive compensation plans, the “2003 Stock Incentive Plan” and the “2011 Stock Incentive Plan,” each provide that all stock options are granted at the average of the high and low stock trading price on the NYSE composite tape (fair market value) on the date of grant. For the last several years, the annual Company-wide option and restricted share awards have been made at the Committee meeting held in the first quarter of the year, following the announcement of our annual results for the prior year. The Board and Committee schedules are determined more than a year in advance. In addition to the annual grant, options and/or restricted stock are generally granted for promotions, new hires, retention purposes, or increases in responsibilities at the six regularly scheduled meetings of the Board or the Committee. As noted above, the Committee may approve equity grants in connection with new hires of executive officers and/or acquisitions by the Company at special meetings of the Board or Committee.

2011 Awards

In 2011, our Named Executive Officers were awarded stock options and restricted stock designed, in conjunction with other components of total compensation, to be competitive in relation to the market median, as described above.

The table that follows this report entitled, “Grants of Plan-Based Awards,” shows the number of stock options and restricted stock awarded to each Named Executive Officer and the aggregate grant date fair value for each award. The table that follows this report entitled, “Summary Compensation Table,” reports the aggregate grant date fair value of awards for each fiscal year, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation.”

The table that follows this report entitled, “Outstanding Equity Awards at Fiscal Year-End,” lists the options and restricted stock outstanding by grant date and price for each Named Executive Officer. These awards reflect the years of service of each Named Executive Officer and the frequency with which an individual exercises the options granted.

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The Committee routinely reviews the outstanding equity information for each executive officer to examine the value of prior compensation decisions. The value of outstanding equity awards may be taken into account in establishing the level of equity awards to be made.

Retirement Plans

During 2011, we had three retirement plans covering our Named Executive Officers:

—	The Humana Retirement Savings Plan, which we refer to as the HRSP, is a qualified, 401(k) plan providing for both participant and Company contributions, and is available to all associates;

—

The Humana Retirement Equalization Plan, which we refer to as the HREP, is a nonqualified plan that restores Company contributions to the Humana Retirement Savings Plan, which are restricted by Internal Revenue Code, or IRC, compensation limits; and

—

The Humana Inc. Deferred Compensation Plan, or the Deferred Compensation Plan, an unfunded plan maintained for the purpose of providing to a select group of highly compensated executives a vehicle to defer a portion of their annual performance-based cash income for purposes of personal savings and tax planning. There are no Company contributions to this plan. For 2011, none of the Named Executive Officers participated in the Deferred Compensation Plan.

For additional details on our retirement plans see the table entitled “Nonqualified Deferred Compensation” which covers the HREP and the Deferred Compensation Plan, and the section entitled “Potential Payments Upon Termination or Change in Control,” which discusses all of our retirement plans.

We believe that our retirement programs will provide our executives with competitive levels of income replacement upon retirement, reflecting the executive’s years of service with our Company, and provide us with a package that will both attract and retain key talent in the Company.

Severance/Change in Control

Mr. McCallister

On May 16, 2008, we entered into an amended and restated employment agreement with Michael B. McCallister, our Chairman of the Board and Chief Executive Officer, which we refer to as the McCallister Employment Agreement. The McCallister Employment Agreement was renewed on January 1, 2012 for a one year period, and will be automatically renewed for additional successive periods of one year unless terminated by either party upon sixty days written notice. Mr. McCallister is the only executive officer who would be entitled to a tax gross-up payment in the event he is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code on “parachute payments” to which he is entitled to receive in connection with a Change in Control. The effect of this gross-up would be to maintain Mr. McCallister in the same financial position that he would have been in had no tax under Section 4999 of the Code been imposed. Notwithstanding the above, in the event that a reduction of Mr. McCallister’s Change in Control payments by 10% or less, but not more than $200,000, would cause none of the payments to be considered “excess parachute payments,” Mr. McCallister would not be entitled to a gross-up payment and the payments would be reduced to the extent necessary so that none of the payments would be considered “excess parachute payments.”

We believe that the excise tax gross-up provided for in the McCallister Employment Agreement is appropriate in order to avoid a possible discriminatory impact of the excise tax rules. We believe it appropriate for Mr. McCallister to retain the same payment that he would have retained had the excise tax not been imposed,

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allowing him to recognize the full intended economic benefit of the severance provisions of the McCallister Employment Agreement. However, in March 2009, the Committee determined that the Company will not enter into any new or materially amended agreements with executive officers that include excise tax gross-up provisions with respect to payments contingent upon a change in control. This determination will have no effect on the McCallister Employment Agreement unless that agreement is materially modified or amended. Pursuant to this determination, the Broussard Employment Agreement does not have a gross-up provision.

For a more detailed discussion of the McCallister Employment Agreement and the benefits payable to Mr. McCallister in the event of a Change in Control of the Company, please refer to footnote 1 to the table entitled, “Potential Payments Upon Termination or Change in Control of the Company.”

Mr. Broussard

Pursuant to the Broussard Employment Agreement, for a two-year period following a Change in Control of the Company, certain benefits will be provided to Mr. Broussard upon termination (whether involuntary or due to a resignation as a result of a change in responsibilities, location, or compensation), including: (i) a lump-sum payment equal to 2 times the amount equal to the sum of (A) Mr. Broussard’s then-current base salary plus (B) the maximum annual incentive that Mr. Broussard could have earned for the fiscal year in which termination occurs, (ii) a pro-rated incentive payment for that fiscal year, (iii) continuation, at the Company’s expense, of all life, medical, dental, accidental death and dismemberment and disability insurance for Mr. Broussard and his dependents for 24 months following the termination date and (iv) accelerated vesting of the stock options and restricted stock awards granted by the Company in connection with his employment agreement. There are no excise or other tax gross-up provisions in the Broussard Employment Agreement.

Other Named Executive Officers

We operate in a highly competitive, complex and consolidating industry. Therefore, we have entered into Change in Control severance agreements, which we refer to as CIC Agreements, with all executive officers, including our Named Executive Officers (except for Messrs. McCallister and Broussard, whose severance is governed by the McCallister Employment Agreement and the Broussard Employment Agreement, respectively, in each case as described above). Pursuant to the CIC Agreements, for a two-year period following a Change in Control of the Company, certain benefits will be provided to these executives upon termination (whether involuntary or due to a resignation as a result of a change in responsibilities, location, or compensation).

Under the CIC Agreements, these individuals would be entitled to receive severance pay which generally is determined by multiplying the sum of each individual’s annual base salary and the maximum target incentive compensation payable to him or her, by a multiple ranging from one to one and one-half. Each of the Named Executive Officers (except for Messrs. McCallister and Broussard, whose severance is governed by the McCallister Employment Agreement and the Broussard Employment Agreement, respectively, in each case as described above) would receive a payment in the amount of one and one-half times the sum of their base salary and maximum target incentive payment in the event of a qualified termination of employment within a two year period following a Change in Control. In addition, in the event of a Change in Control, generally all unvested Company options and all unvested restricted stock immediately vest. Health, life and disability insurance coverage would be provided, generally for a two-year period following termination unless the participant dies or is eligible for comparable coverage from another source.

All of the CIC Agreements (including the Change in Control provisions of the McCallister Employment Agreement and the Broussard Employment Agreement) provide for a “double trigger” (i.e., two events must occur before any severance payment is made: the executive officer must be terminated or constructively terminated as described in the CIC Agreement, and such termination must have occurred after the Company entered into a definitive agreement, the consummation of which would result in a Change in Control, or the Change in Control has occurred). The Committee opted for a “double-trigger,” rather than providing for payments solely on the basis of a Change in Control, because we believe this to be more consistent with the purpose of encouraging the continued employment of our Named Executive Officers following a Change in

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Control. In the health benefits industry, mergers and acquisitions resulting in a Change in Control are common. We believe that the CIC Agreements for our Named Executive Officers allow our executives to devote their time to the duties of running our Company without being distracted by a potential Change in Control. Furthermore, the CIC Agreements have a significant retention value to the Company with respect to our Named Executive Officers. We believe that the severance multiples provided for in the CIC Agreements are appropriate because they are comparable to similarly situated senior executives across U.S. industries. For a discussion of the payments each of our Named Executive Officers would receive in the event of a termination of employment in connection with a Change in Control or in the event of a termination of employment in other circumstances, see the section entitled “Potential Payments Upon Termination or Change in Control of the Company” in this proxy statement.

Perquisites

We also provide certain other benefits to our Named Executive Officers as part of our competitive compensation program. The amounts expended through these programs are explained in detail in the footnotes that follow the Summary Compensation Table. As noted, not all Named Executive Officers participate in each benefit. The benefits include limited personal use of Company aircraft for the Named Executive Officers, an annual physical, a matching charitable gift program, supplemental life insurance benefits, financial planning assistance, commuting and local housing allowances, and club memberships (used for business purposes; if from time to time used for personal reasons, the executive must reimburse the Company).

Other Compensation Considerations

Compensation Mix

The key elements of direct executive compensation — salary, cash incentives, and equity awards — are designed to place a substantial portion of executive pay at risk. While salaries are intended to be assured, the other two elements only have value if certain key performance results are achieved. Cash incentives are paid only upon the achievement of defined financial objectives. Grants of stock options only have value to executives if the value of the Company increases through common stock price appreciation and any applicable vesting conditions are satisfied, providing a retention benefit to the Company.

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We believe that having a larger measure of key pay elements at risk motivates and challenges our executives to achieve positive returns for our stockholders, reflecting our philosophy that, in addition to being market-based, the total compensation of our Named Executive Officers should be competency-paced and contribution-driven. The chart and table below illustrate the relative mix of pay at risk in 2011 for our Named Executive Officers, comprised of base salary, the potential value of the target annual cash incentive earned in 2011 though paid in 2012, and the aggregate grant date fair value of the 2011 grants of stock options (based on a Black-Scholes valuation at the time of grant) and restricted stock awards. See the tables entitled “Summary Compensation Table” and “Grants of Plan-Based Awards” that follow this report for greater detail.

			Compensation At-Risk-2011		Total
Named Executive Officer	Base Salary		Annual Incentive	Long-Term Incentive(1)
Michael B. McCallister	16%		32%	52%	100%
Bruce D. Broussard	0	%(2)	0%	100%	100%
James H. Bloem	15%		22%	63%	100%
James E. Murray	12%		18%	70%	100%
V. Rajamannar Madabhushi	24%		37%	39%	100%
Average:	10%		17%	73%	100%

(1)	Includes aggregate grant date fair value of stock option awards.

(2)	Appears as 0% due to rounding.

Clawbacks

In 2009, the Committee adopted a clawback policy to supplement those provisions set forth in the Sarbanes-Oxley Act of 2002 and related regulations.

The clawback policy:

—	applies to all executive officers;

—	permits the recoupment of compensation in the event of a material restatement of the Company’s financials as a result of the misconduct or fraud on the part of the executive officer;

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—

permits the recoupment of all cash-based incentives earned by the executive officer involved in the misconduct or fraud during the twelve month period following the first public issuance of the financials that are the subject of the restatement; and

—	grants discretion to the Committee with respect to the application of the clawback provision.

Stock Ownership Guidelines

The Board believes that linking a significant amount of an executive’s current and potential future net worth to the Company’s success, as reflected in the stock price, gives the executive a stake similar to that of our stockholders. Consistent with this philosophy, in 2005 the Board of Directors established stock ownership guidelines for the Company’s executive officers.

Expressed as a multiple of base salary, minimum levels of Humana common stock ownership, excluding shares held in retirement accounts and unexercised stock options, are:

— Chief Executive Officer:	Five times base salary

— Direct reports to the Chief Executive Officer (including all Named Executive Officers):	Three times base salary

— All other Section 16 officers:	Two times base salary

In 2009, the Committee added a further condition to the stock ownership guidelines to provide that any shares owned by an executive officer (or shares received upon the exercise of options or vesting of restricted stock, less an amount to cover current tax liabilities) must be held by the executive officer until the relevant multiple is reached and thereafter maintained.

Compensation Policies Based on Certain Tax Rules

Section 162 (m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Named Executive Officers (other than our Chief Financial Officer) serving on the last day of the year. Based on regulations issued by the IRS, we have taken the necessary actions to provide for the deductibility of payments under the Management Incentive Plan, including submitting the Management Incentive Plan to our stockholders for approval. The Management Incentive Plan was approved by our stockholders in April 2008, and became effective as of January 1, 2008, for awards earned during the five-year period ending December 31, 2012.

We view preserving tax deductibility as a contributing objective in establishing executive compensation. In specific instances we have authorized — and may continue to authorize from time to time — compensation arrangements that are not fully tax deductible, but which promote other important objectives of the Company. The Committee believes that all compensation paid for 2011 will be deductible for federal income tax purposes, except $118,338.

The Patient Protection and Affordable Care Act amended Section 162(m) to provide that, in general, for compensation which is paid or would otherwise become deductible after 2012, no deduction will be allowed to the extent total compensation for an individual exceeds $500,000 for the year. This limitation will apply to most individuals compensated by a health insurance provider such as Humana, and when effective will replace the limitation described above. This new rule includes compensation earned for services after 2009 but which is paid or would otherwise become deductible after 2012.

The American Jobs Creation Act of 2004 materially changed the tax rules applicable to nonqualified deferred compensation arrangements, codified in Section 409A of the Internal Revenue Code (“Section 409A”).

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Section 409A provides that compensation deferrals under nonqualified deferred compensation plans, like the Company’s Supplemental Plan, are currently counted as gross income for all taxable years to the extent that the amounts are not subject to a substantial risk of forfeiture and have not previously been included in gross income, unless certain requirements are met. We believe that the HREP, the CIC Agreements, the Management Incentive Plan, the Deferred Compensation Plan, and our severance program are in compliance with the statutory provisions currently in effect so that any compensation payable under the plans either is not considered deferred compensation under Section 409A or is deferred in a manner that complies with Section 409A.

Consideration of Advisory Votes

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted on July 21, 2010 (which we refer to as the Dodd-Frank Act), required that we include in our proxy statement for the 2011 Annual Meeting of Stockholders a non-binding advisory stockholder vote to approve the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section, the compensation tables and the accompanying narrative disclosure, set forth in the proxy statement for that meeting (commonly referred to as a “Say-on-Pay” vote).

At our 2011 Annual Meeting of Stockholders, our stockholders voted for approval of the compensation of our Named Executive Officers (95.5% of votes cast), and voted for approval of an annual frequency for future advisory votes with respect to our Named Executive Officer compensation (88.9% of votes cast).

The Committee has considered the results of this advisory vote in determining the Company’s compensation policies and decisions for 2012, and has determined that these policies and decisions are and have been appropriate and in the best interests of the Company and its stockholders at this time.

In addition, the Company’s Board of Directors has considered the stockholder vote and management’s recommendation regarding the frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers and, at a meeting of the Board of Directors on June 30, 2011, adopted management’s and the stockholders’ recommendation of an annual advisory vote on the compensation of the Company’s named executive officers until the next required vote on this matter, which will occur no later than the Company’s Annual Meeting of Stockholders in 2017, or until the Board of Directors otherwise determines that a different frequency for such advisory votes is in the best interests of the stockholders of the Company.

Organization & Compensation Committee

All of the members of the Committee are independent, as defined by the NYSE and the SEC, and are considered “outside directors” under Section 162(m) of the Code. The current members of the Committee are William J. McDonald, Chairman, W. Roy Dunbar, and Marissa T. Peterson. During 2011, the Committee met eight times.

The Committee operates pursuant to a charter which is reviewed and approved each year. There were no changes to the Committee’s charter during 2011. The full text of the Committee charter may be viewed on our corporate website. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance” on the left side of the page, and then you will see a link to the Committee Charters on the left side of the page.

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Compensation Consultants

Since August 2004, the Committee has retained Cook as its independent compensation consultant. Cook’s role is to ensure that the Committee has objective information needed to make informed decisions in the best interests of stockholders based on compensation trends and practices in public companies, and to provide assistance to the Committee in evaluating our executive compensation policy and programs. As the Committee’s independent consultant, Cook advises on the interpretation of various rules and regulations impacting executive compensation, reviews with the Committee management’s proposals and initiatives, provides certain data on competitive pay levels, and undertakes special projects on behalf of the Committee.

In 2011, a representative of Cook attended all of the Committee meetings, including, when invited, executive sessions. In accordance with the Committee’s Charter, the Committee has the sole authority to determine the compensation for, and to terminate the services of, Cook. For services provided to the Committee in 2011, we paid Cook approximately $236,000.

In accordance with our practices, Cook, as an independent compensation consultant, may not provide any other services to the Company without the prior authorization of the Committee. In 2011, Cook provided no additional services to the Company.

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ORGANIZATION & COMPENSATION COMMITTEE REPORT

The Organization & Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2011 with management. In reliance on these reviews and discussions, the Organization & Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, the inclusion of this Compensation Discussion and Analysis in this Proxy Statement.

All members of the Organization & Compensation Committee of the Company whose names follow submit the foregoing report.

ORGANIZATION & COMPENSATION COMMITTEE

William J. McDonald, Chairman

W. Roy Dunbar

Marissa T. Peterson

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table shows the compensation earned for the time period served as an executive officer during the last fiscal year by: (1) our Chairman and Chief Executive Officer, (2) our Chief Financial Officer, and (3) each of the three other highest compensated executive officers of the Company serving at December 31, 2011 (collectively, the “Named Executive Officers”).

As described in our Compensation Discussion and Analysis, for each Named Executive Officer, base salary represented approximately 10%; the potential value of the annual cash incentive in 2011 represented approximately 17% and the aggregate fair value of the 2011 grant of stock options and restricted stock represented approximately 73% of the total compensation as listed below, based on the aggregate fair value of equity awards granted to the Named Executive Officers in 2011.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)(1)	Option Awards($) (f)(1)	Non-Equity Incentive Plan Compensation ($) (g)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)(3)	Total ($) (j)
Michael B. McCallister, Chairman & Chief Executive Officer (4)	2011	1,056,875	—	1,276,907	2,312,843	2,113,750	—	546,486	7,306,861
	2010	1,026,182	—	—	2,500,097	2,052,364	—	569,274	6,147,917
	2009	1,025,000	—	—	3,393,474	1,793,750	—	297,228	6,509,452
Bruce D. Broussard, President (5)	2011	41,538	—	6,999,907	3,488,618	0	—	2,219	10,532,282
	2010	—	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—	—
James H. Bloem, Senior Vice President & Chief Financial Officer & Treasurer	2011	573,250	—	1,825,508	594,740	859,875	—	138,499	3,991,872
	2010	550,057	—	—	700,019	825,085	—	170,398	2,245,559
	2009	545,000	—	—	1,018,047	681,250	—	81,670	2,325,967

James E. Murray, Executive Vice President & Chief Operating Officer	2011	702,478	—	3,060,680	1,024,253	1,053,717	—	211,428	6,052,556
	2010	676,087	—	—	1,100,038	1,014,131	—	212,944	3,003,200
	2009	670,000	—	—	1,502,824	837,500	—	125,466	3,135,790
V. Rajamannar Madabhushi, Senior Vice President & Chief Innovation and Marketing Officer	2011	559,418	—	328,362	594,740	839,127	—	225,385	2,547,032
	2010	516,587	—	—	900,038	774,880	—	147,835	2,339,340
	2009	342,466	218,667	587,266	1,136,660	428,082	—	95,193	2,808,334

(1)	The amounts listed under the columns “Stock Awards” and “Option Awards” in the Summary Compensation Table above disclose the aggregate grant date fair value of stock awards and options awards granted in the fiscal year, as well as in prior periods, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation.” Note 13 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2011, describes the assumptions used to determine the grant date fair value for overall Company options. The assumptions used for valuing the Named Executive Officers’ options as a group, applying the Black-Scholes methodology, were as follows:

	2011	2010	2009
Weighted Average Fair Value at Grant Date	$27.99	$19.26	$14.18
Expected Option Life (Years)	4.9	4.9	4.9
Expected Volatility	46.4%	44.3%	38.9%
Risk Free Interest Rate	1.9%	2.5%	1.9%
Dividend Yield	0.369%	N/A	N/A

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	50

(2)	For a discussion of the potential ranges that could have been earned in 2011 under the Management Incentive Plan, see the Grants of Plan-Based Awards table.

(3)	The amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table above include: Company contributions to the Humana Retirement Equalization Plan and the Humana Retirement Savings Plan; personal use of Company aircraft for the Named Executive Officers and in some cases members of their families; a matching charitable gift program; life insurance benefits; and financial planning assistance. In addition, we pay for club memberships for certain Named Executive Officers. These are used for business purposes, and if used from time to time for personal reasons, the Named Executive Officer must reimburse us for any expense.

Company Contributions to the Humana Retirement Equalization Plan (this amount is also listed in the Nonqualified Deferred Compensation table):

Michael B. McCallister	$214,818
Bruce D. Broussard	$0
James H. Bloem	$86,500
James E. Murray	$110,371
V. Rajamannar Madabhushi	$81,698

Personal Use of Company Aircraft: The costs of personal use of Company aircraft was based on the aggregate incremental costs to the Company, including the lost tax deduction to the Company and personal deadhead hours.

Michael B. McCallister	$253,003
Bruce D. Broussard	$0
James H. Bloem	$0
James E. Murray	$47,592
V. Rajamannar Madabhushi	$10,766

Matching Charitable Contributions:

Michael B. McCallister	$25,000
Bruce D. Broussard	$0
James H. Bloem	$20,000
James E. Murray	$22,514
V. Rajamannar Madabhushi	$0

Financial Planning:

Michael B. McCallister	$19,811
Bruce D. Broussard	$0
James H. Bloem	$0
James E. Murray	$0
V. Rajamannar Madabhushi	$0

Company Contributions to the Humana Retirement Savings Plan:

Michael B. McCallister	$18,375
Bruce D. Broussard	$0
James H. Bloem	$18,375
James E. Murray	$18,375
V. Rajamannar Madabhushi	$18,375

Other (Includes life insurance, reimbursement for relocation expenses, commuting and housing allowances, and guest expenses while on business travel):

Michael B. McCallister	$15,479
Bruce D. Broussard	$2,219
James H. Bloem	$13,624
James E. Murray	$12,576
V. Rajamannar Madabhushi	$114,546

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	51

(4)	On May 16, 2008, we entered into an amended and restated employment agreement with Mr. McCallister, which we refer to as the McCallister Employment Agreement, pursuant to which Mr. McCallister serves as our Chairman and Chief Executive Officer. The McCallister Employment Agreement was renewed on January 1, 2012, for a one-year period, and will be automatically renewed for additional successive periods of one year unless terminated by either party upon sixty days written notice prior to December 31 of each year. Pursuant to the McCallister Employment Agreement, Mr. McCallister will be paid an annual base salary of not less than $1,025,000 and will be eligible to participate in all benefit plans and programs made available by us to our employees, including participation in bonus and incentive compensation plans and programs on terms determined by the Organization & Compensation Committee. The McCallister Employment Agreement also provides for payments in the event Mr. McCallister terminates his employment. For a description of these payment provisions see the section entitled “Potential Payments Upon Termination or Change in Control of the Company” in this proxy statement.

(5)	On November 2, 2011, we entered into an employment agreement with Mr. Broussard, which we refer to as the Broussard Employment Agreement, pursuant to which Mr. Broussard serves as our President. The Broussard Employment Agreement is for a two-year term. Pursuant to the Broussard Employment Agreement, Mr. Broussard will be paid an annual base salary of not less than $900,000 and will be eligible to participate in all benefit plans and programs made available by us to our employees, including participation in bonus and incentive compensation plans and programs on terms determined by the Organization & Compensation Committee. The Broussard Employment Agreement also provides for payments in the event Mr. Broussard terminates his employment. For a description of these payment provisions see the section entitled “Potential Payments Upon Termination or Change in Control of the Company” in this proxy statement.

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	52

Grants of Plan-Based Awards

The following table provides information about stock options and restricted stock granted in 2011 under our Amended and Restated 2003 Stock Incentive Plan, which we refer to as the 2003 Stock Plan, and the range of potential payments earned in 2011 under the Humana Inc. Executive Management Incentive Compensation Plan, which we refer to as the Management Incentive Plan. A discussion of the features of each type of award is included in the footnotes that follow the table.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards N/A			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k-1)	(k-2)	(l)
Michael B. McCallister	01/01/2011	792,656	1,585,312	2,113,750
	02/17/2011							20,023			61.78	1,276,907
	02/17/2011								88,537	61.18	61.78	2,312,843
Bruce D. Broussard	12/01/2011							78,930			89.03	6,999,907
	12/01/2011								107,534	88.68	89.03	3,488,618
James H. Bloem	01/01/2011	286,625	573,250	859,875
	02/17/2011							5,149			61.78	328,362
	02/17/2011								22,767	61.18	61.78	594,740
	11/07/2011							17,201			87.15	1,497,146
James E. Murray	01/01/2011	351,239	702,478	1,053,717
	02/17/2011							8,867			61.78	565,466
	02/17/2011								39,209	61.18	61.78	1,024,253
	11/07/2011							28,668			87.15	2,495,214
V. Rajamannar Madabhushi	01/01/2011	279,709	559,418	839,127
	02/17/2011							5,149			61.78	328,362
	02/17/2011								22,767	61.18	61.78	594,740

(1)	The actual payment of incentive compensation is shown in the Summary Compensation Table. For the EPS objective, there are threshold, target and maximum achievement payout levels that impact the final value of the award. Performance below the threshold yields no award. Eighty-six percent of the EPS goal must be achieved to reach its threshold payment; the threshold pays at approximately 50 percent of salary for all Named Executive Officers except Mr. McCallister whose threshold payment is 75 percent of salary. See the Compensation Discussion and Analysis contained herein for a discussion of incentive compensation for the Named Executive Officers. The Committee has sole discretion to determine whether to actually pay the entire permissible award, to decrease an award, or to defer payment of any award. The Committee is also authorized to establish additional conditions and terms of payment for awards, including the achievement of other or additional financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate. The Committee may not waive the basic performance targets as to the business criteria chosen for any performance period. Mr. Broussard was not eligible to receive a payment for 2011 under the Management Incentive Plan.

(2)	The above restricted stock and restricted stock unit awards were all granted pursuant to the 2003 Stock Plan. Restricted stock units awarded to Messrs. McCallister, Bloem, Murray, and Rajamannar on February 17, 2011 fully vest three years from the date of grant. Restricted stock units awarded to Messrs. Bloem and Murray on November 7, 2011 fully vest two years from the date of grant. Restricted stock awarded to Mr. Broussard vests in equal annual one-half installments from the date of grant.

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(3)	The above options were all granted pursuant to the 2003 Stock Plan. The options are incentive stock options to the extent allowed by regulation and the balance are nonqualified stock options. Stock options granted to Messrs. McCallister, Bloem, Murray and Rajamannar vest and become exercisable in equal annual one-third installments from the date of grant. Stock options granted to Mr. Broussard vest and become exercisable in equal annual one-half installments from the date of grant. The above options expire seven years from the date of grant. In the event of a Change in Control of the Company, as defined in the 2003 Stock Plan, all outstanding stock options become fully vested and immediately exercisable in their entirety. In addition, during the 60-day period following the Change in Control, any stock option (or portion thereof) may generally be surrendered for cancellation for a payment of the difference between the adjusted fair market value and option price as more fully described in the 2003 Stock Plan. (See the section entitled “Potential Payments Upon Termination or Change in Control of the Company” herein for a quantification of the acceleration of stock options upon a Change in Control.) The exercise price may be paid in cash or, at the discretion of the Organization & Compensation Committee, in Shares valued at the fair market value on the date of exercise or any combination thereof. Under the 2003 Stock Plan, the Board may not reduce the exercise price for options or stock appreciation rights by repricing or replacing any option award. The options were granted by the Organization & Compensation Committee at a regularly scheduled meeting thereof.

(4)	Options under the 2003 Stock Plan cannot be granted at less than the Fair Market Value. The Fair Market Value, as defined in the 2003 Stock Plan, is the average of the highest and lowest reported sales prices of our Shares in transactions reported on the NYSE composite tape on the grant date. The 2003 Stock Plan was approved by our Board of Directors and by our stockholders.

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	54

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the stock option and restricted stock holdings of our Named Executive Officers as of December 31, 2011.

		Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($/Sh) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)(9)	Market Value of Shares or Units of Stock That Have Not Vested ($) N/A (h)(10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A (j)
Michael B. McCallister	150,000			53.9600	02/23/13	(7)
	129,758			62.1000	02/22/14	(4)
	159,585			69.4750	02/21/15	(1)
		75,253		41.8300	02/19/16	(2)
		86,554		46.4000	02/18/17	(8)
		88,537		61.1800	02/17/18	(5)
							20,023	1,754,215
Bruce D. Broussard		107,534		88.6836	12/01/18	(3)
							78,930	6,915,057
James H. Bloem	43,805			62.1000	02/22/14	(4)
	47,875			69.4750	02/21/15	(1)
		22,576		41.8300	02/19/16	(2)
		24,235		46.4000	02/18/17	(8)
		22,767		61.1800	02/17/18	(5)
							22,350	1,958,084
James E. Murray	67,042			62.1000	02/22/14	(4)
	70,673			69.4750	02/21/15	(1)
		33,327		41.8300	02/19/16	(2)
		38,084		46.4000	02/18/17	(8)
		39,209		61.1800	02/17/18	(5)
							37,535	3,288,441
V. Rajamannar Madabhushi		33,334		29.5300	04/28/16	(6)
		31,160		46.4000	02/18/17	(8)
		22,767		61.1800	02/17/18	(5)
							25,149	2,203,304

(1)	Options granted on February 21, 2008, pursuant to the Company’s 2003 Stock Incentive Plan, vesting ratably over three years, fully vested.

(2)	Options granted on February 19, 2009, pursuant to the Company’s 2003 Stock Incentive Plan, vesting ratably over three years, with full vesting on February 19, 2012.

(3)	Options granted on December 1, 2011, pursuant to the Company’s 2003 Stock Incentive Plan, vesting ratably over two years, with full vesting on December 1, 2013.

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	55

(4)	Options granted on February 22, 2007, pursuant to the Company’s 2003 Stock Incentive Plan, fully vested.

(5)	Options granted on February 17, 2011, pursuant to the Company’s 2003 Stock Incentive Plan, vesting ratably over three years, with full vesting on February 17, 2014.

(6)	Options granted on April 28, 2009, pursuant to the Company’s 2003 Stock Incentive Plan, vesting ratably over three years, with full vesting on April 28, 2012.

(7)	Options granted on February 23, 2006, pursuant to the Company’s 2003 Stock Incentive Plan, fully vested.

(8)	Options granted on February 18, 2010, pursuant to the Company’s 2003 Stock Incentive Plan, vesting ratably over three years, with full vesting on February 18, 2013.

(9)	Restricted stock awarded to Mr. Rajamannar on April 28, 2009, fully vest three years from the date of grant. Restricted stock units awarded to Messrs. McCallister, Bloem, Murray and Rajamannar on February 17, 2011, fully vest three years from the date of grant. Restricted stock units awarded to Messrs. Bloem and Murray on November 7, 2011, fully vest two years from the date of grant. Restricted stock awarded to Mr. Broussard on December 1, 2011, vests in equal annual one-half installments from the date of grant.

(10)	Based on the closing stock price on December 30, 2011 of $87.61.

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	56

Option Exercises and Stock Vested

The following table provides information on the stock options exercised by the Named Executive Officers in 2011.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#)(2) (d)	Value Realized on Vesting ($)(2) (e)
Michael B. McCallister	443,782	10,383,099	0	0
Bruce D. Broussard	0	0	0	0
James H. Bloem	124,375	3,040,534	0	0
James E. Murray	294,099	8,241,691	0	0
V. Rajamannar Madabhushi	48,912	2,325,605	0	0

(1)	The Value Realized on Exercise is based on the difference between the Fair Market Value of our common stock as reported by the New York Stock Exchange Composite System and the exercise price of the options on the date of exercise. Options exercised may or may not have been sold by a particular Named Executive Officer, and the inclusion in this table of such information should not be understood to imply that such Named Executive Officer is or was in actual receipt of such monies.

(2)	No restricted stock vested for the Named Executive Officers in 2011.

Nonqualified Deferred Compensation

The following table and narrative that follows provides information on the Humana Retirement Equalization Plan contributions and earnings for the Named Executive Officers in 2011.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)(1)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Michael B. McCallister	—	214,818	(78,006)	—	9,722,893
Bruce D. Broussard	—	0	0	—	0
James H. Bloem	—	86,500	(7,787)	—	1,388,872
James E. Murray	—	110,371	894,879	—	4,269,267
V. Rajamannar Madabhushi	—	81,698	(1,669)	—	104,517

(1)	The amounts listed above under Registrant Contributions in Last Fiscal Year (column c) are also included under the All Other Compensation column of the Summary Compensation Table herein.

We have a 401(k) plan, the Humana Retirement Savings Plan, and a nonqualified, unfunded, defined contribution plan, the Humana Retirement Equalization Plan. The Internal Revenue Code imposes limitations on the contributions that may be made to a qualified plan, like our Humana Retirement Savings Plan. In 2011, once an individual is paid $245,000 in compensation, both individual and Company contributions to the Pretax Savings Account of the Humana Retirement Savings Plan must cease. Any Company matching contributions that would have been made to the Pretax Savings Account of the Humana Retirement Savings Plan are credited to the Pretax Savings Account of the Humana Retirement Equalization Plan.

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	57

The benefits accrued under the Humana Retirement Equalization Plan are those Company contributions that cannot be made to the qualified Humana Retirement Savings Plan because of the IRS limitations. The maximum percentage of compensation (base salary and incentive compensation) that can be contributed by a highly compensated employee to the Humana Retirement Savings Plan is 35% for 2011. The Company matches 125% of the first 6% of employee salary deferrals. Accruals under the Humana Retirement Equalization Plan, which is unfunded, are deemed to be invested in the accounts selected by the participants. The Humana Retirement Equalization Plan allows daily rebalancing of funds and allows direction of investment elections. Benefits in the Humana Retirement Equalization Plan, as directed by the participants, are distributable upon termination of employment, death, total disability, retirement or a Change in Control of the Company. Distribution of benefits may take the form of a lump sum, periodic installments not to exceed twenty (20) years, or an annuity – if the Humana Retirement Equalization Plan balance exceeds $100,000.

All of the Named Executive Officers eligible for a contribution under the Humana Retirement Equalization Plan in 2011 will receive a lump sum payment upon termination. Since his employment commenced on December 1, 2011, Mr. Broussard was not eligible for a 2011 contribution to the Humana Retirement Equalization Plan.

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	58

Potential Payments Upon Termination or Change in Control of the Company

The Named Executive Officers would each receive certain payments upon termination from the Company which vary in amount depending on the reason for termination. Each Named Executive Officer would also receive a specified payment in connection with a Change in Control of the Company. The table below provides dollar amounts for all potential payments that would be paid by us to each Named Executive Officer under various scenarios involving either a termination or a Change in Control. The amounts disclosed assume the Named Executive Officer’s termination under the various scenarios occurred on December 31, 2011. The payments to our Named Executive Officers are governed by the various agreements or arrangements described in the footnotes to the table (with the exception of Mr. McCallister and Mr. Broussard, whose payments are governed by the McCallister Employment Agreement and the Broussard Employment Agreement, respectively). The timing of the payments described below to the Named Executive Officers may also be subject to the provisions of Section 409A which may delay payment.

Name and Form of Payment	Voluntary Termination (a)	Involuntary Termination without Cause (b)	Involuntary Termination for Cause (c)	Retirement(7) (d)	Death or Disability(8) (e)	Change in Control(5) (f)
Michael B. McCallister (1)
• Severance	$1,085,000	$2,170,000	$0	$0	$2,170,000	$6,781,250
• Life, Health & Other Benefits (8)	23,176	23,176	0	23,176	23,176	48,670
• Stock Options (accelerated) (4)	0	9,437,122	0	0	9,437,122	9,437,122
• Restricted Stock (accelerated) (4)	0	1,757,685	0	0	1,757,685	1,757,685
• Excise Tax Gross up (9)	0	0	0	0	0	0

Subtotal: Termination Related Payments	$1,108,176	$13,387,983	$0	$23,176	$13,387,983	$18,024,727

• Stock Options (vested) (4)	11,401,077	11,401,077	0	11,401,077	11,401,077	11,401,077
• Supplemental Retirement Plan (6)	9,722,893	9,722,893	9,722,893	9,722,893	9,722,893	9,722,893

• Subtotal: Currently Vested Amounts	$21,123,970	$21,123,970	$9,722,893	$21,123,970	$21,123,970	$21,123,970

Mr. McCallister’s Totals	$22,232,146	$34,511,953	$9,722,893	$21,147,146	$34,511,953	$39,148,697

Bruce D. Broussard (2)
• Severance	$0	$1,350,000	$0	$0	$0	$1,800,000
• Life, Health & Other Benefits (8)	23,201	23,201	0	23,201	23,201	48,723
• Stock Options (accelerated) (4)	0	0	0	0	0	0
• Restricted Stock (accelerated) (4)	0	6,941,893	0	0	6,941,893	6,941,893

• Subtotal: Termination Related Payments	$23,201	$8,315,094	$0	$23,201	$6,965,094	$8,790,616

• Stock Options (vested) (4)	0	0	0	0	0	0
• Supplemental Retirement Plan (6)	0	0	0	0	0	0

Subtotal: Currently Vested Amounts	$0	$0	$0	$0	$0	$0

• Mr. Broussard’s Totals	$23,201	$8,315,094	$0	$23,201	$6,965,094	$8,790,616

James H. Bloem
• Severance (3)	$0	$937,500	$0	$0	$0	$2,343,750
• Life, Health & Other Benefits (8)	21,112	21,112	0	21,112	21,112	44,336
• Stock Options (accelerated) (4)	0	0	0	0	2,657,641	2,657,641
• Restricted Stock (accelerated) (4)	0	0	0	0	1,961,956	1,961,956

• Subtotal: Termination Related Payments	$21,112	$958,612	$0	$21,112	$4,640,709	$7,007,683

• Stock Options (vested) (4)	2,016,849	2,016,849	0	2,016,849	2,016,849	2,016,849
• Supplemental Retirement Plan (6)	1,388,872	1,388,872	1,388,872	1,388,872	1,388,872	1,388,872

Subtotal: Currently Vested Amounts	$3,405,721	$3,405,721	$1,388,872	$3,405,721	$3,405,721	$3,405,721

• Mr. Bloem’s Totals	$3,426,833	$4,364,333	$1,388,872	$3,426,833	$8,046,430	$10,413,404

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	59

Name and Form of Payment	Voluntary Termination (a)	Involuntary Termination without Cause (b)	Involuntary Termination for Cause (c)	Retirement(7) (d)	Death or Disability(8) (e)	Change in Control(5) (f)
James E. Murray
• Severance	$0	$1,125,000	$0	$0	$0	$2,812,500
• Life, Health & Other Benefits (8)	15,958	15,958	0	15,958	15,958	33,513
• Stock Options (accelerated) (4)	0	0	0	0	4,169,056	4,169,056
• Restricted Stock (accelerated) (4)	0	0	0	0	3,294,945	3,294,945

• Subtotal: Termination Related Payments	$15,958	$1,140,958	$0	$15,958	$7,479,959	$10,310,014

• Stock Options (vested) (4)	3,038,719	3,038,719	0	3,038,719	3,038,719	3,038,719
• Supplemental Retirement Plan (6)	4,269,267	4,269,267	4,269,267	4,269,267	4,269,267	4,269,267

Subtotal: Currently Vested Amounts	$7,307,986	$7,307,986	$4,269,267	$7,307,986	$7,307,986	$7,307,986

Mr. Murray’s Totals	$7,323,944	$8,448,944	$4,269,267	$7,323,944	$14,787,945	$17,618,000

V. Rajamannar Madabhushi
• Severance (3)	$0	$575,500	$0	$0	$0	$2,158,125
• Life, Health & Other Benefits (8)	20,376	20,376	0	20,376	20,376	42,790
• Stock Options (accelerated) (4)	0	0	0	0	3,851,542	3,851,542
• Restricted Stock (accelerated) (4)	0	0	0	0	2,207,662	2,207,662

• Subtotal: Termination Related Payments	$20,376	$595,876	$0	$20,376	$6,079,580	$8,260,119

• Stock Options (vested) (4)	0	0	0	0	0	0
• Supplemental Retirement Plan (6)	104,517	104,517	104,517	104,517	104,517	104,517

Subtotal: Currently Vested Amounts	$104,517	$104,517	$104,517	$104,517	$104,517	$104,517

Mr. Rajamannar’s Totals	$124,893	$700,393	$104,517	$124,893	$6,184,097	$8,364,636

(1) McCallister Employment Agreement

On May 16, 2008, we entered into an amended and restated employment agreement with Mr. McCallister, which we refer to as the McCallister Employment Agreement, pursuant to which he serves as our President and Chief Executive Officer at an annual base salary in an amount not less than $1,025,000, and will be eligible to participate in all benefit plans and programs made available by us for our employees, including participation in bonus and incentive compensation plans and programs on terms determined by the Organization and Compensation Committee.

If the McCallister Employment Agreement is terminated (i) by us without Good Cause, (ii) by Mr. McCallister for Good Reason, (iii) by the Company at the end of the initial or any renewal term by reason of non-renewal, or (iv) due to Mr. McCallister’s death or disability, we would pay to Mr. McCallister, at the same time bonuses are paid to other participants (or such later date as may be required by Section 409A), a prorated bonus calculated on the basis of target performance in the case of termination by reason of death or disability and on the basis of actual performance in the case of all other terminations (which amount is not included in the table), plus a payment equal to his then current annual base salary plus bonus, calculated at one hundred percent of his base salary. Mr. McCallister would also be entitled to continued coverage for himself and his dependents under our medical, accident and life insurance benefit plans for twelve months following termination upon the same terms and costs for similarly situated employees of the Company. In addition, any unvested restricted shares held by Mr. McCallister would become vested (with performance-based awards vesting at the target percentage in the case of termination by death or disability, and based on actual performance in the event of other terminations, in each case prorated based on the portion of the performance period that has elapsed prior to termination) and any unvested stock options held by Mr. McCallister would become fully vested (with performance-based stock options vesting at the target percentage) and would remain exercisable until the earlier of two years following the termination date or the expiration of the original term.

In the event that Mr. McCallister’s employment is terminated by us without Good Cause or by Mr. McCallister for Good Reason under certain circumstances in anticipation of a Change in Control or within

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twenty-four months following a Change in Control, we would pay or provide to Mr. McCallister: (i) no later than thirty calendar days after the termination date (or such later date as may be required by Section 409A), his base salary earned but not yet paid at the greater of the rate in effect at the Change in Control or the termination date, which we refer to as the Higher Base Salary, (ii) at the same time bonuses are paid to other participants, a prorated annual bonus for the fiscal year in which termination occurs based on actual performance, provided, that, if the termination date occurs in the same year as the Change in Control, Mr. McCallister will be entitled to a prorated bonus in an amount no less than if the prorated bonus were based on target hours (which amount is not included in the table), (iii) a lump-sum payment equal to two and one- half times the amount equal to the sum of (a) the Higher Base Salary plus (b) the target annual bonus for the fiscal year in which termination occurs and (iv) continuation, at our expense, of all life, medical, dental, accidental death and dismemberment and disability insurance for Mr. McCallister and his dependents for two years following the termination date. In addition, to the extent that any restricted shares or stock options held by Mr. McCallister are unvested, such awards would become fully vested (with performance-based shares and awards vesting based on actual performance and with performance vested stock options vesting at the target percentage) and vested stock options would remain exercisable until the earlier of two years following the termination date or the expiration of the original term.

If Mr. McCallister’s employment is terminated (i) by us for Good Cause, (ii) by Mr. McCallister’s termination of the initial or any renewal term by reason of non-renewal, or (iii) by Mr. McCallister without Good Reason, we would pay to Mr. McCallister only his then current base salary accrued but unpaid through the termination date. In the event of a termination described in this paragraph, any restricted shares, unvested stock options or other equity-based award outstanding on the termination date would be forfeited.

Following Mr. McCallister’s termination for any reason, he would be eligible for continuation of medical and dental insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA). For the first twelve months of COBRA continuation coverage, the cost to Mr. McCallister would be an amount equal to the normal employee contribution rate and, thereafter, the cost to Mr. McCallister would be the cost of COBRA continuation coverage. During the COBRA continuation period, Mr. McCallister may elect any of the health coverages available to our employees. Following the COBRA continuation period, Mr. McCallister may elect coverage for himself, his spouse and his dependents under any of the insured products offered the Company until the later of Mr. McCallister or his spouse, as applicable, turning 65 or becoming eligible for Medicare coverage.

Mr. McCallister is also entitled to a gross-up payment in the event he is subject to an excise tax pursuant to Section 4999 of the Code on “parachute payments” to which he is entitled to receive in connection with a Change in Control. The effect shall be to maintain Mr. McCallister in the same financial position that he would have been in had no tax under Section 4999 of the Code been imposed. Notwithstanding the above, in the event that a reduction to the payments to be made to Mr. McCallister of 10% or less, but not more than $200,000, would cause none of the payments to be “excess parachute payments,” Mr. McCallister would not be entitled to a gross-up payment and the payments would be reduced to the extent necessary so that none of the payments shall be “excess parachute payments.” In March 2009, the Committee determined that the Company will not enter into any new or materially amended agreements with executive officers that include excise tax gross-up provisions with respect to payments contingent upon a change in control. This determination will have no effect on the McCallister Employment Agreement unless that agreement is materially modified or amended.

In the McCallister Employment Agreement, “Good Cause” is defined to mean:

(a) the commission by Mr. McCallister of an act of fraud, misappropriation, embezzlement, gross negligence, or willful misconduct or unethical conduct in connection with Mr. McCallister’s employment under the McCallister Employment Agreement resulting in material economic or financial injury to the Company; or

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(b) Mr. McCallister’s intentional failure or refusal to perform reasonable assigned duties after written notice of such willful failure or refusal and the failure or refusal is not corrected within ten business days; or

(c) the indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony (other than a traffic violation or other offense or violation outside of the course of employment which does not adversely affect the Company and its affiliates or their reputation or the ability of Mr. McCallister to perform his employment-related duties or to represent the Company); provided, however, that if Mr. McCallister is terminated for Good Cause by reason of his indictment pursuant to this clause (3) and the indictment is subsequently dismissed or withdrawn or Mr. McCallister is found to be not guilty in a court of law in connection with such indictment, then Mr. McCallister’s termination shall be treated as a termination without Good Cause.

In the McCallister Employment Agreement, “Good Reason” is defined to mean:

(i) a material reduction in Mr. McCallister’s title, authority or responsibilities, including reporting responsibilities; or

(ii) a reduction in Mr. McCallister’s annual base salary; or

(iii) a relocation of Mr. McCallister’s office to a location more than thirty miles from the location at which Mr. McCallister performs his duties prior to such relocation; or

(iv) a failure by the Company to continue in effect any incentive, bonus or other material compensation plan in which Mr. McCallister participates, unless the Company substitutes a substantially equivalent benefit; or

(v) a breach by the Company of any material provision of the McCallister Employment Agreement.

The McCallister Employment Agreement also contains provisions not to compete or solicit for a 12-month period following termination. The McCallister Employment Agreement generally may be terminated by either party giving written notice at least sixty (60) days prior to December 31 of each year.

(2) Broussard Employment Agreement

On November 2, 2011, the Company entered into the Broussard Employment Agreement, pursuant to which he serves as our President for an initial two-year term. Pursuant to the Broussard Employment Agreement, Mr. Broussard will be paid an annual base salary of not less than $900,000 and will be eligible to participate in all benefit plans and programs made available to our other senior executives. Mr. Broussard will be eligible to receive a target annual incentive equal to 150% of his base salary and a maximum annual incentive equal to 150% of his target incentive, payable pursuant to the Company’s Executive Management Incentive Compensation Plan. In recognition of the fact that Mr. Broussard will need to temporarily commute to the Louisville area, the Broussard Employment Agreement also provides for: (i) standard relocation benefits under the company’s relocation policy; (ii) use of the Company aircraft for purposes of commuting from his current residence to the Company’s principal offices in Louisville, Kentucky; and (iii) a housing allowance in the amount of $5,000 per month. These commutation and housing allowances will be provided until the earlier of (a) Mr. Broussard’s relocation to Louisville, Kentucky, and (b) August 31, 2013, and there shall be no gross-ups for any taxes Mr. Broussard may incur with respect to these payments or benefits.

If Mr. Broussard’s employment is terminated by us without Cause or by Mr. Broussard for Good Reason (as such terms are defined in the Broussard Employment Agreement), in addition to accrued benefits, we would pay or provide to Mr. Broussard: (i) a pro-rated portion of the annual incentive he would have earned for the entire year based on our actual performance, (ii) an amount equal to 1.5 times Mr. Broussard’s then-current base salary, (iii) reimbursement of a portion of the COBRA premiums for Mr. Broussard and his dependents under our

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medical and dental benefit plans for the COBRA period and (iv) accelerated vesting of the initial equity grants made to Mr. Broussard in connection with commencement of his employment. Mr. Broussard would have Good Reason to resign and trigger severance benefits upon the occurrence of one of the following: (i) a material and adverse change in his duties, authorities and responsibilities, (ii) Mr. Broussard being required to report to anyone other than the Board of Directors or the Chief Executive Officer, (iii) a reduction in his base salary or target incentive opportunity, other than in connection with an across-the-board reduction applicable to all our senior executives, (iv) following Mr. Broussard’s relocation to Louisville, the relocation of his principal place of business resulting in an increase in his one-way commute of more than thirty (30) miles, (v) our failure to continue in effect a material incentive or other compensation plan unless we substitute a plan providing substantially equivalent compensation opportunities or (vi) the failure of Mr. Broussard to be appointed our Chief Executive Officer before the expiration of the term of the Broussard Employment Agreement.

In the event that Mr. Broussard’s employment is terminated by us without Cause or by Mr. Broussard for Good Reason within twenty-four months following a Change in Control (as defined in the Broussard Employment Agreement), or by us without Cause under certain circumstances prior to a Change in Control, in addition to the accrued benefits, we would pay or provide to Mr. Broussard: (i) a pro-rated portion of the annual incentive he would have earned for the entire year based on our actual performance, (ii) a lump-sum payment equal to 2 times the amount equal to the sum of (A) his then-current base salary plus (B) the maximum annual incentive that he could have earned for the fiscal year in which termination occurs, (iii) continuation, at our expense, of all life, medical, dental, accidental death and dismemberment and disability insurance for Mr. Broussard and his dependents for 24 months following the termination date and (iv) accelerated vesting of the initial equity grants made to Mr. Broussard in connection with commencement of his employment.

In the event that Mr. Broussard’s employment is terminated due to his death or disability, we would pay or provide (i) a pro-rated portion of the annual incentive he would have earned for the entire year based on our actual performance, and (ii) continuation of health and welfare benefits comparable to those described above.

If (i) Mr. Broussard becomes entitled to payments that would be “parachute payments” in connection with a change in control that would subject him to the excise tax under Section 4999 of the Internal Revenue Code and (ii) the aggregate amount of such payments that Mr. Broussard would receive, after all taxes, is less than he would receive if such payments were reduced below the threshold above which the excise tax would apply, then (iii) such payments shall be reduced to $1.00 below the threshold so that Mr. Broussard does not become subject to the excise tax.

In addition, Mr. Broussard is subject to non-competition and non-solicitation covenants during his term of employment and for twelve months following his termination, as well as to a perpetual covenant not to use or disclose confidential information and trade secrets. Mr. Broussard was also entitled to be reimbursed for legal fees incurred in connection with the negotiation of the Employment Agreement in an amount not to exceed $50,000.

(3) Severance Policy

Our executive officer severance policy, which we refer to as the Severance Policy, was adopted in 1999. The Severance Policy covers all of the Named Executive Officers, except for Mr. McCallister and Mr. Broussard (whose payments as of December 31, 2011 were covered by the McCallister Employment Agreement and the Broussard Employment Agreement, respectively, as described above). Under the Severance Policy, an executive officer involuntarily terminated for reasons not meeting the definition of Good Cause will receive one year’s base salary plus one additional month’s base salary for each of the first six full years of service up to a maximum of eighteen months base pay. The terminated executive officer would remain eligible to receive prorated incentive compensation to be paid at the normal time after year end, provided plan targets and other plan provisions were

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met. Since the calculations in the table assume a December 31, 2011 termination, incentive compensation would be paid for the full year. Under the Severance Policy, Messrs. Bloem and Murray would be entitled to one year’s base salary plus six months base salary, since each has been with the Company for more than six years, while Mr. Rajamannar would be entitled to one year’s base salary plus two months base salary, since he joined the Company in 2009. The amounts that would be payable under the Severance Policy are not included in the table.

In connection with the receipt of any severance payments described above, the Named Executive Officer would be required to enter into a written agreement that would forbid him or her from competing with us for a period of twelve months. Such an agreement would also contain other provisions intended to prohibit the Named Executive Officer from making any disparaging remarks about us, and would also have clauses regarding cooperation and specific enforcement.

(4) Stock Option and Restricted Stock Agreements

At December 31, 2011, the Named Executive Officers have stock options, restricted stock and restricted stock units outstanding under our 1996 and 2003 Stock Incentive Plans, which we refer to collectively as the Stock Plans. The treatment of these equity awards will vary depending upon the nature of the termination. The amounts disclosed in the table assume treatment of stock options, restricted stock and restricted stock units based on the December 31, 2011 fair market value of $87.95.

Voluntary Termination. Under the Stock Plans, upon a voluntary termination for reasons not having to do with Cause or Retirement, in each case as defined below, each Named Executive Officer would have 90 days to exercise any vested options, but in no event beyond the expiration date. Any unvested shares of restricted stock would be forfeited upon a voluntary termination for reasons not having to do with Cause or Retirement, in each case as defined below; provided, however, that the Committee may determine, in its sole discretion, that the restrictions on some or all of such unvested shares of restricted stock shall immediately lapse upon such termination.

Involuntary Termination without Cause.    Under the Stock Plans, upon an involuntary termination by the Company for reasons other than Cause, all unvested stock options held by our Named Executive Officers (with the exception of stock options held by Mr. McCallister and stock options held by Mr. Broussard from his initial grant of stock options upon joining the Company) would be forfeited. Any unvested shares of restricted stock or restricted stock units held by our Named Executive Officers (with the exception of restricted stock held by Mr. McCallister and unvested restricted stock held by Mr. Broussard’s from his initial grant upon joining the Company) would also be forfeited. Pursuant to the terms of the McCallister Employment Agreement, any unvested stock options and restricted stock held by Mr. McCallister would immediately vest upon an involuntary termination of Mr. McCallister for reasons other than Cause. Pursuant to the terms of the Broussard Employment Agreement, any unvested stock options or shares of restricted stock held by Mr. Broussard from his initial equity grant upon joining the Company would immediately vest upon an involuntary termination of Mr. Broussard by the Company for reasons other than Cause.

Involuntary Termination for Cause.    Under the Stock Plans, in the event of termination for Cause, all options and unvested shares of restricted stock are forfeited for all Named Executive Officers, including Messrs. McCallister and Broussard, regardless of whether the options are vested. Under the Stock Plans, Cause is defined as “a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries.”

Retirement.    Under the Stock Plans, with respect to grants of options prior to January 1, 2010, in the event of Retirement, each Named Executive Officer would have two years to exercise any vested options, but in no event beyond the expiration date. Any unvested stock options would be forfeited. At December 31, 2011, the Named Executive Officers had vested options with a spread based on the December 31, 2011 fair market value of

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$87.95 as set forth in the table below. Under the Stock Plans, with respect to grants of restricted stock prior to January 1, 2010, in the event of Retirement, any unvested shares of restricted stock would be forfeited upon Retirement; provided, however, that the Committee may determine, in its sole discretion, that the restrictions on some or all of such unvested shares of restricted stock shall immediately lapse upon Retirement.

On June 25, 2009, the Committee approved certain amendments to the Company’s benefit plans, including the Sto ck Plans, that modify the definition of eligible retirement under each of the Stock Plans to mean a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of five years of service. With respect to grants of options on or after January 1, 2010, in the event of an eligible Retirement by a Named Executive Officer, any outstanding options (x) that have vested as of the retirement date of that Named Executive Officer will be exercisable within two years of such retirement date, and (y) that have not vested as of the retirement date of that Named Executive Officer will continue to vest according to their original vesting schedule and will be exercisable within two years of the vesting date of such options. With respect to grants of restricted stock on or after January 1, 2010, in the event of an eligible Retirement by a Named Executive Officer, any unvested shares of restricted stock will continue to vest according to their original vesting schedule.

Messrs. Broussard and Rajamannar are not retirement eligible, therefore any stock options and unvested restricted stock held by them would be forfeited upon Retirement. Messrs. McCallister, Murray and Bloem each met the definition for eligible retirement on January 1, 2010, therefore options awarded to Messrs. McCallister, Murray and Bloem in 2010 and 2011, and restricted stock awarded to them in 2011 (except for the restricted stock units awarded to Messrs. Bloem and Murray in November of 2011) would in each case continue to vest according to their original vesting schedule upon retirement. The November 2011 restricted stock units awarded to Messrs. Bloem and Murray were for retention purposes and therefore were not subject to continued vesting upon retirement. For additional information on the stock options and restricted stock held by each of our Named Executive Officers, please refer to the table entitled, “Outstanding Equity Awards at Fiscal Year End” in this proxy statement.

Death or Disability.    Under the Stock Plans, in the event of death or Disability of a Named Executive Officer, all outstanding options shall become immediately exercisable in full and the Named Executive Officer, or his estate or representative shall have two years to exercise the options regardless of the expiration date. At December 31, 2011, the Named Executive Officers had options with a spread based on the December 31, 2011 fair market value of $87.95 as set forth in the table below. Under the Stock Plans, in the event of death or Disability of a Named Executive Officer, any unvested shares of restricted stock shall immediately vest.

Change in Control.    In the event of a Change in Control, all unvested shares of restricted stock shall immediately vest, and all options shall become immediately exercisable in full. If a Named Executive Officer is terminated (except for Cause) within three years of the Change in Control, the Named Executive Officer shall have two years to exercise these options, but in no event beyond the expiration date. See the amounts as set forth in the table under “Change in Control.”

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Alternatively, under the Stock Plans, a Named Executive Officer would be permitted to surrender for cancellation within 60 days after a Change in Control, any unexercised option or a portion of an unexercised option and would be entitled to receive a payment in an amount equal to the difference between the greater of the Fair Market Value on the date of surrender or the Adjusted Fair Market Value, and the option exercise price, times the number of shares under option so surrendered. The Adjusted Fair Market Value means, in the event of a Change in Control, the greater of (a) the highest price per share paid to stockholders in the transaction resulting in the Change in Control, or (b) the highest Fair Market Value of a share of our common stock during the 90 day period ending on the date of a Change in Control. The highest price of our common stock in the 90 day period preceding December 31, 2011 was $90.95. The table set forth below presents the incremental value assuming that each Named Executive Officer surrenders all outstanding options at December 31, 2011, for the Adjusted Fair Market Value.

Named Executive Officer	Value of all Vested Options at December 31, 2011	Value of all Unvested Options at December 31, 2011	Incremental Value due to Adjusted Fair Market Value	Total
Michael B. McCallister	$11,401,077	$9,437,122	$2,069,061	$22,907,260
Bruce D. Broussard	$0	$0	$322,602	$322,602
James H. Bloem	$2,016,849	$2,657,641	$483,775	$5,158,265
James E. Murray	$3,038,719	$4,169,056	$745,005	$7,952,780
V. Rajamannar Madabhushi	$0	$3,851,542	$261,783	$4,113,325

(5) Change in Control Benefits

We have entered into agreements with all executive officers, including Messrs. Bloem, Murray and Rajamannar, as well as certain key management employees, which for a two-year period following a Change in Control of the Company, as defined in the agreements, provide certain benefits upon termination. Such termination may be involuntary or may be due to a resignation as a result of a change in responsibilities or compensation. Under these agreements, these individuals would be entitled to receive severance pay which generally is determined by multiplying the sum of each individual’s annual base salary, and the maximum target incentive compensation payable to him or her, by a specified multiple. Messrs. Bloem, Murray and Rajamannar would each receive a payment in the amount of one and one-half times the sum of his base salary and maximum target bonus, in the event of a Change in Control. Assuming a Change in Control had occurred at December 31, 2011, the payments set forth in the table above would have been made within ten days of the termination event (or such later date as may be required by Section 409A) by the surviving company in the Change in Control.

In addition, in the event of a Change in Control generally all outstanding options and restricted stock would immediately vest. See the discussion herein under Note 4 — “Stock Option and Restricted Stock Agreements.”

Under the Change in Control agreements, each Named Executive Officer is entitled to receive all life insurance, health insurance, dental insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which the Named Executive Officer and/or the Named Executive Officer’s dependents and beneficiaries participated immediately prior to the date of termination. These benefits shall continue until the earlier of (a) the second anniversary of the date of termination, (b) the effective date of coverage under equivalent benefits from a new employer, or (c) the death of the Named Executive Officer. These benefits are valued at the amounts listed in the table above for the two year period.

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(6) Pension and Retirement Plans

In the event of termination, each Named Executive Officer would receive their account balance under the Humana Retirement Equalization Plan disclosed in the Nonqualified Deferred Compensation table together with their Humana Retirement Savings Plan benefit. The Humana Retirement Savings Plan is a qualified 401(k) plan generally available to all Humana associates. The amounts below include both the individual’s contribution and the Company’s contributions. At December 31, 2011, the account balances under the Humana Retirement Savings Plan for the Named Executive Officers are as follows (which amounts are not included in the table):

Michael B. McCallister	$3,983,707
Bruce D. Broussard	$0
James H. Bloem	$532,105
James E. Murray	$2,273,495
V. Rajamannar Madabhushi	$46,021

The Humana Retirement Savings Plan amounts are payable under various forms of distribution, the specific form to be elected by the participant. The forms of distribution are a single lump sum in cash or our common stock (if invested in the Humana common stock fund); substantially equal monthly, quarterly, or annual installments for a period of 5, 10, 15 or 20 years not to exceed the life expectancy of the participant, or the joint and last survivor expectancy of the participant and a designated beneficiary; a life annuity paid monthly or quarterly (solely with respect to distributions elected on or before December 31, 2010); or a life annuity paid monthly or quarterly with guaranteed payments for a period of 5, 10, 15 or 20 years (solely with respect to distributions elected on or before December 31, 2010).

(7) Retirement

As noted above, on June 25, 2009, the Committee approved certain amendments to the Company’s benefit plans, including the Stock Plans, that modify the definition of retirement eligibility under each of the Stock Plans to mean a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of five years of service, Messrs. McCallister, Bloem and Murray each meet the eligibility requirements for retirement, and therefore in the event of retirement, the options granted to each of them in 2010 and 2011, and restricted stock awarded to them in 2011 (except for the restricted stock units awarded to Messrs. Bloem and Murray in November of 2011) would in each case continue to vest according to their original vesting schedule upon retirement. The November 2011 restricted stock units awarded to Messrs. Bloem and Murray were for retention purposes and therefore were not subject to continued vesting upon retirement. The table above does not include amounts that would be realized from this continued vesting of stock option and restricted stock awards.

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(8) Life, Health and Other Benefits

All officers elected by the Board of Directors, including the Named Executive Officers, generally receive health benefits upon termination for themselves and their eligible dependents until the earlier of attainment of age 65 or obtaining other coverage. In the table above, a one year expense for health benefits is assumed, except for a Change in Control where the amount covers a two year period. In the event of death, the estate of each Named Executive Officer is entitled to receive a life insurance benefit in the amount of three times the current base salary of the officer (up to a maximum of $3 million). As of December 31, 2011, the amount payable under such death benefit, which is not included in the table above, is as follows for our Named Executive Officers:

Michael B. McCallister	$3,000,000
Bruce D. Broussard	$2,700,000
James H. Bloem	$1,875,000
James E. Murray	$2,250,000
V. Rajamannar Madabhushi	$1,727,000

(9) Tax Gross Up Payments

At December 31, 2011, Mr. McCallister was the only Named Executive Officer having an arrangement in place with us that provides for a “tax gross up” payment, which applies only in the context of a Change in Control. In the event of a Change in Control, the effect of this gross-up would be to maintain Mr. McCallister in the same financial position that he would have been in had no tax under Section 4999 of the Internal Revenue Code been imposed. Notwithstanding the above, in the event that a reduction of Mr. McCallister’s Change in Control payments by 10% or less, but not more than $200,000, would cause none of the payments to be considered “excess parachute payments,” Mr. McCallister would not be entitled to a gross-up payment and the payments would be reduced to the extent necessary so that none of the payments would be considered “excess parachute payments.” At December 31, 2011, there would be no tax gross-up payment due Mr. McCallister because the amount paid to him upon a Change in Control would not exceed the triggering threshold under Section 280G of the Internal Revenue Code.

In March 2009, the Organization & Compensation Committee of the Board of Directors determined that the Company will not enter into any new or materially amended agreements with executive officers that include excise tax gross-up provisions with respect to payments contingent upon a change in control. This determination will have no effect on the McCallister Employment Agreement (since it was entered into prior to that date) unless that agreement is materially modified or amended.

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CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Board of Directors has determined that there are no material transactions involving a director nominee of the Company. For a discussion of the transactions reviewed, please see the discussion under “Independent Directors” herein.

The Board of Directors has determined that there are no material transactions involving an executive officer or greater than 5% shareholder, other than as follows:

—

A brother-in-law of Mr. Murray is employed as a Director, Service Operations in the Accounts Installation Department, and received a salary and incentive of approximately $260,000 for 2011, as well as benefits consistent with those provided to other employees with equivalent qualifications and responsibilities.

—

During 2011, the Company had an agreement with BlackRock, Inc., or BlackRock, which holds greater than five percent of the Company’s outstanding stock as of December 31, 2011. Under this agreement, BlackRock provided fixed income investment management services to the Company, for which the Company paid approximately $3,800,000 in fees for the year ended December 31, 2011. The fees were determined solely on the amount of assets under management, and were comparable to those of non-affiliated customers.

—

During 2011, the Company had various business relationships with JP Morgan Chase & Co., or JPMorgan, which holds greater than five percent of the Company’s outstanding stock as of December 31, 2011. Under these relationships, JPMorgan: (i) provided agent services and credit in connection with our 2011 amended and restated credit agreement; (ii) served as the issuer of our travel and entertainment corporate credit cards; (iii) provided investment custody services; and (iv) paid our subsidiary, Concentra Inc., an immaterial amount of fees for occupational medicine, urgent care, physical therapy, and health and wellness services. For all of the services provided to Humana by JPMorgan, we paid approximately $6,500,000 in fees and expenses to JPMorgan for the year ended December 31, 2011, and the rates in each case were comparable to those of non-affiliated customers.

The Board of Directors has adopted a policy for review, approval and monitoring of transactions involving the Company and directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the Company’s outstanding stock. The policy covers any related person transaction that meets the minimum threshold for disclosure under the SEC’s regulations. The Related Party Transaction Approval Policy may be viewed on our website. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance” on the left side of the page, and then click on the link entitled “Related Persons Transactions Policy” on the right side of the page.

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EQUITY COMPENSATION PLAN INFORMATION

We maintain plans under which options to purchase our common stock and under which awards of restricted stock may be made to officers, directors, key employees and consultants. Options are granted at the average market price on the date of grant. Exercise provisions vary, but most options vest in whole or in part from one to three years from date of grant and expire seven to ten years after date of grant.

Stock Option Awards

Information concerning stock option awards, and number of securities remaining available for future issuance under our equity compensation plans in effect as of December 31, 2011 follows:

Column	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(1)	3,136,443	$53.6988	19,525,333(2)(3)
Equity compensation plans not approved by security holders(4)	8,000	$12.9950	0
Total	3,144,443	$53.5953	19,525,333

(1)	The above table does not include awards of Shares of Restricted Stock or Restricted Stock Units. For information concerning these awards, see “Footnote 12 — Employee Benefit Plans” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	The Humana Inc. 2011 Stock Incentive Plan was approved by stockholders at the Annual Meeting held on April 21, 2011. On July 5, 2011, 18.5 million shares were registered with the Securities and Exchange Commission on Form S-8. No equity awards have been granted from the 2011 Stock Incentive Plan as of December 31, 2011.

(3)	Of the number listed above, 8,681,739 (603,137 from the 2003 Plan and 8,078,602 from the 2011 Plan) can be issued as Restricted Stock at December 31, 2011 (giving effect to the provision that one restricted share is equivalent to 1.7 stock options in the 2003 Plan and 2.29 stock options in the 2011 Plan). Through February 1, 2012, 14,598 stock options and restricted stock unit awards were granted from the 2003 Plan and 0 stock options and restricted stock unit awards were granted from the 2011 Plan. After cancellations and giving effect to the provision that one restricted share is equivalent to 1.7 stock options, 1,004,230 shares remain available for future awards of stock options or 590,723 shares remain available for future awards of restricted stock under the 2003 Stock Incentive Plan. After giving effect to the provision that one restricted share is equivalent to 2.29 stock options 18,500,000 shares remain available for future awards of stock options or 8,078,602 shares remain available for future awards of restricted stock under the 2011 Plan. As of February 1, 2012, Humana Inc. has a total of 19,504,230 shares available for future awards of stock options and 8,669,325 shares available for future awards of restricted stock under their stock plans approved by stockholders.

(4)	The material features of our only equity compensation plan that was not approved by our stockholders, the Humana Inc. Stock Option Plan for Employees, which we refer to as the 1999 Plan, are described below.

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	70

Non-Qualified Stock Option Plan for Employees

On September 9, 1999, the Board of Directors adopted the 1999 Plan. The Board of Directors has determined that no further awards would be made under the 1999 Plan after December 31, 2002. The 1999 Plan authorized the grant of non-qualified stock options to eligible employees of the Company or its subsidiaries. Executive officers and directors were not eligible to participate in the 1999 Plan. The 1999 Plan was intended to provide incentives and rewards for employees (i) to support the implementation of our business and human resource strategies and the achievement of our goals, and (ii) to align the interests of employees with those of our stockholders. The 1999 Plan is administered by the Organization & Compensation Committee of our Board of Directors.

The maximum number of Shares of common stock that could be awarded under the 1999 Plan was 1,700,000. The maximum number of shares that could be awarded to any individual was 15% of the Shares of common stock authorized under the 1999 Plan. Only non-qualified stock options could be granted under the 1999 Plan. Generally, in the event of a Change in Control of the Company, as defined in the 1999 Plan, all outstanding stock options become fully vested and immediately exercisable in their entirety.

For federal income tax purposes, no income is recognized by a participant upon the grant of a non-qualified stock option under the 1999 Plan. Upon the exercise of an option, however, compensation taxable as ordinary income is realized by the participant in an amount equal to the excess of the fair market value of a Share on the date of such exercise over the exercise price. The taxable income resulting from the exercise of an option granted to an employee constitutes wages subject to the withholding of income taxes. Accordingly, we are required to make whatever arrangements are necessary to collect the amount of tax required to be withheld. The employee’s income as reported on the Form W-2 will include gain recognized and taxes withheld from stock option exercises.

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	71

AUDIT COMMITTEE REPORT

Our Audit Committee currently is comprised of four directors. All members are independent and are financially literate as defined in the New York Stock Exchange listing standards. The Board of Directors has determined that Messrs. D’Amelio, O’Brien and Mitchell each meet the definition of “audit committee financial expert.” The Board of Directors has adopted a written charter for the Committee.

The Audit Committee reviews Humana’s financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2011 with Humana’s management and its independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC. Management is responsible for the financial statements and the reporting process, including its assessment of our internal control over financial reporting. PwC is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. Management has represented to PwC and the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with PwC, the auditors’ independence from Humana and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

During 2011, the Audit Committee met independently with the Director of Internal Audit, key members of management, and PwC regarding our business, current and planned audit activities, and risks that could impact the Company and management actions to mitigate those risks. The Audit Committee, in consultation with management, Internal Audit, and PwC reviewed our quarterly financial statements and earnings releases. The Audit Committee reviewed our annual financial statements. Audit Committee members individually reviewed our monthly operating and financial information as well as internal audits of controls over operations, financial processes, and compliance with laws and regulations.

The Audit Committee reviewed and evaluated the relevant requirements of the Sarbanes-Oxley Act of 2002, the rules of the U.S. Securities and Exchange Commission and the listing standards of the New York Stock Exchange regarding audit committee procedures and responsibilities, including a review of our internal controls and procedures.

The Audit Committee reviewed and approved the services provided by PwC to us consisting of the following:

	For The Years Ended December 31
	2011	2010
Audit Fees	$4,575,800	$4,328,200
Audit Related Fees	899,800	1,004,500
Tax Services	179,600	93,140
All Other Fees	1,500	1,500

TOTAL	$5,656,700	$5,427,340

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	72

—

Audit Fees include activities relating to the attestation of our consolidated financial statements, the audit of internal control over financial reporting, statutory and other separate company audits, assistance with state department of insurance examinations and consultations related to miscellaneous SEC and financial reporting matters.

—

Audit-Related Fees include activities for employee benefit plan audits, reports issued pursuant to Statement on Auditing Standards No. 70, Service Organizations, and Statement on Standards for Attestation Engagements No. 16, Reporting on Controls at a Service Organization, and mandated regulatory and compliance reviews. No amounts were paid for financial systems design and implementation.

—	Tax Services include activities relating to tax compliance work and tax consultation.

—	All Other Fees include consultation related to the annual renewal of software licenses for accounting research software.

The Audit Committee discussed with our internal auditors and with PwC the overall scope and plans for their respective audits. At each meeting, the Audit Committee is provided the opportunity to meet with the internal auditors and with PwC with and without management present, and, in fact, met with the internal auditors and with PwC with and without management present in connection with each regularly scheduled Board of Directors meeting in 2011.

The Audit Committee has established policies and procedures for pre-approving all audit, review and attest services that are required under the securities laws and all other permissible tax and non-audit services necessary to assure PwC’s continued independence. The Audit Committee annually pre-approves the following permissible non-audit services:

—	related assurance and attestation services;

—	risk and control services;

—	transaction services; and

—	tax services.

The fees shown in the table above were all pre-approved in accordance with these policies and procedures. The Audit Committee separately will consider any proposed retention of the independent registered public accounting firm for permissible non-audit services other than those listed above.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Humana Annual Report on Form 10-K for the year ended December 31, 2011.

All members of the Audit Committee of Humana submit the foregoing report:

AUDIT COMMITTEE

Frank A. D’Amelio, Chairman

William E. Mitchell

David B. Nash, M.D.

James J. O’Brien

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	73

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Board of Directors, in accordance with the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2012. In making this appointment, the Board considered the performance and independence of PwC, including whether any non-audit services performed by PwC are compatible with maintaining independence. The Audit Committee and Board of Directors believe that PwC has invaluable long-term knowledge of Humana. While preserving that knowledge, partners and employees of PwC engaged in audits of Humana are periodically changed, giving Humana access to new expertise, experience and perspectives. This year, we are asking our stockholders to ratify the appointment of PwC as our independent registered public accounting firm. Although ratification is not required by our Charter, Bylaws, Delaware law or otherwise, the Board is submitting the appointment of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If our stockholders fail to ratify the appointment, it will be considered as a non-binding recommendation to the Board and the Audit Committee to consider the appointment of a different firm for fiscal year 2013. Even if the appointment is ratified, the Board and the Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast on the proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Shares not present at the meeting and shares voting “abstain” or broker non-votes have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP. Pursuant to NYSE regulations, brokers have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	74

PROPOSAL THREE: NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted on July 21, 2010 (which we refer to as the Dodd-Frank Act), required that we include in our 2011 proxy statement a non-binding advisory stockholder vote with respect to the frequency of future advisory votes regarding the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section, the compensation tables and the accompanying narrative disclosure, set forth in this proxy statement (commonly referred to as “Say-on-Pay”).

At our 2011 Annual Meeting, held on April 21, 2011, our stockholders recommended an annual Say-on-Pay vote, and our Board of Directors subsequently adopted that recommendation. In 2012, we are therefore asking our stockholders to vote on the following resolution:

RESOLVED, that the stockholders of Humana Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables, and the accompanying narrative disclosure, set forth in the Company’s proxy statement.

The compensation of our Named Executive Officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in this proxy statement. As discussed in those disclosures, our philosophy is that compensation should be market-based, competency-paced and contribution-driven. Our compensation programs are designed to challenge participants as well as reward them for superior performance for our Company and our stockholders, with an emphasis on pay-for-performance principles to align the interests of our Named Executive Officers with those of our stockholders. Our compensation practices and policies enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Your vote on this Proposal 3 is an advisory one, and therefore is not binding on the Company, the Organization & Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. Nevertheless, our Board and our Organization & Compensation Committee value the opinions of our stockholders, and intend to consider any stockholder concerns evidenced by this vote. We will evaluate and disclose whether any actions are necessary to address those concerns.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast on the proposal is required for the approval of the non-binding advisory vote with respect to the compensation of the Company’s Named Executive Officers. Shares not present at the meeting and Shares voting “abstain” or broker non-votes have no effect on the approval of this non-binding advisory vote. Pursuant to NYSE regulations, brokers do not have discretionary voting power over this proposal, and therefore, if you hold Shares through a bank, broker or other nominee and do not provide voting instructions to your bank, broker or other nominee, your Shares may not be voted with respect to this proposal. If you timely submit a signed proxy but fail to specify instructions to vote with respect to this proposal, the accompanying proxy will be voted FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE RELATED DISCLOSURES CONTAINED IN THIS PROXY STATEMENT.

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	75

INCORPORATION BY REFERENCE

The Organization & Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this Proxy Statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Humana under the Securities Act, except to the extent that we specifically incorporate such information by reference into any of these future filings.

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for the year ended December 31, 2011, excluding certain of its exhibits, is included with the transmittal of this Proxy Statement. We will provide a copy without charge to anyone who makes a written request to Humana Inc., Investor Relations Department, 500 West Main Street, Louisville, KY 40202. Our Annual Report on Form 10-K and all other filings with the SEC may also be accessed via the Investor Relations page on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” and then click on the report you wish to review under the “SEC & Financial Reports” subcategory.

By Order of the Board of Directors,

Joan O. Lenahan, Vice President and Corporate Secretary

Humana Inc. – 2012 Notice of Annual Meeting of Stockholders and Proxy Statement	76

HUMANA INC. 500 W. MAIN STREET ATTN: JOAN LENAHAN 21st FLOOR LOUISVILLE, KY 40202

YOUR VOTE IS IMPORTANT

VOTE BY TELEPHONE OR INTERNET OR MAIL

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 25, 2012. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 25, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Humana Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PLEASE DO NOT MAIL BACK YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M29443-P05513	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HUMANA INC.
The Board of Directors recommends you vote FOR the following proposals:

Vote on Directors

1.	Election of Directors.

	Nominees:	For	Against	Abstain		For	Against	Abstain

1a)   Frank A. D’Amelio

1b)   W. Roy Dunbar

1c)   Kurt J. Hilzinger

1d)   David A. Jones, Jr.

1e)   Michael B. McCallister

 1f)  William J. McDonald

1g)   William E. Mitchell

1h)   David B. Nash, M.D.

 1i)   James J. O’Brien

 1j)   Marissa T. Peterson

		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

					3. The approval of the compensation of the named executive officers as disclosed in the 2012 proxy statement.	☐	☐	☐

At their discretion, the Proxies are authorized to vote upon any other matters as may come before the Annual Meeting.

Signatures of stockholders should correspond exactly with the names shown on this proxy card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. When Shares of Company Common Stock are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M29444-P05513

HUMANA INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, APRIL 26, 2012

9:00 AM, EDT

HUMANA BUILDING

25th FLOOR AUDITORIUM

500 WEST MAIN STREET

LOUISVILLE, KENTUCKY 40202

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Michael B. McCallister and Kurt J. Hilzinger, and each of them, their attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Humana Inc. (the Annual Meeting) to be held in the Auditorium on the 25th Floor of the Humana Building, 500 West Main Street, Louisville, Kentucky on Thursday, the 26th day of April, 2012 at 9:00 a.m., EDT, and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposals as set forth on the reverse side if personally present.

THE SHARES OF COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP, AND FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Annual Meeting.

(SEE REVERSE SIDE TO VOTE)

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